EXHIBIT 2.1



                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF

                                 March 13, 1999

                                 BY AND BETWEEN

                           EL PASO ENERGY CORPORATION

                                       AND

                                   SONAT INC.

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                                TABLE OF CONTENTS

ARTICLE I......................................................................2
  Section 1.1   Organization of Merger Sub.....................................2
  Section 1.2   The Parent Merger and Alternative Merger.......................2
  Section 1.3   The Closing; Effective Time....................................4
  Section 1.4   Subsequent Actions.............................................4
  Section 1.5   Certificate of Incorporation; By-laws; Directors and
                Officers of the Surviving Corporation..........................5
ARTICLE II.....................................................................6
  Section 2.1   Treatment of Common Stock......................................6
  Section 2.2   Cancellation of Excluded Shares................................8
  Section 2.3   Conversion of Common Stock of Merger Sub.......................8
  Section 2.4   Exchange Agent; Exchange Procedures............................9
  Section 2.5   Transfer Books; Lost, Stolen or Destroyed Certificates........10
  Section 2.6   No Fractional Share Certificates; Termination of
                Exchange Fund.................................................11
  Section 2.7   Options.......................................................11
  Section 2.8   Appraisal Rights..............................................13
  Section 2.9   Dividends.....................................................13
  Section 2.10  Certain Adjustments...........................................13
ARTICLE III...................................................................13
  Section 3.1   Organization and Qualification; Subsidiaries..................13
  Section 3.2   Restated Certificate of Incorporation and By-laws.............14
  Section 3.3   Capitalization................................................14
  Section 3.4   Power and Authority; Authorization; Valid and Binding.........15
  Section 3.5   No Conflict; Required Filings and Consents....................16
  Section 3.6   SEC Reports; Financial Statements.............................17
  Section 3.7   Absence of Certain Changes....................................18
  Section 3.8   Litigation; Liabilities.......................................19
  Section 3.9   Compliance; Permits...........................................19
  Section 3.10  Employee Matters; ERISA.......................................20

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  Section 3.11  Labor Matters.................................................22
  Section 3.12  Environmental Matters.........................................23
  Section 3.13  Board Action; Company Rights Agreement; Vote Required.........26
  Section 3.14  Opinion of Financial Advisor..................................27
  Section 3.15  Brokers.......................................................27
  Section 3.16  Tax Matters...................................................27
  Section 3.17  Public Utility Holding Company Act of 1935....................28
  Section 3.18  Restrictions on Business Activities...........................28
  Section 3.19  Year 2000.....................................................28
  Section 3.20  Accounting Matters............................................28
ARTICLE IV....................................................................29
  Section 4.1   Organization and Qualification; Subsidiaries..................29
  Section 4.2   Restated Certificate of Incorporation and By-laws of Parent...29
  Section 4.3   Capitalization................................................30
  Section 4.4   Power and Authority; Authorization; Valid and Binding.........31
  Section 4.5   No Conflict; Required Filings and Consents....................31
  Section 4.6   SEC Reports; Financial Statements.............................32
  Section 4.7   Absence of Certain Changes....................................33
  Section 4.8   Litigation; Liabilities.......................................34
  Section 4.9   Compliance; Permits...........................................34
  Section 4.10  Employee Matters; ERISA.......................................35
  Section 4.11  Labor Matters.................................................37
  Section 4.12  Environmental Matters.........................................38
  Section 4.13  Board Action; Vote Required...................................39
  Section 4.14  Opinion of Financial Advisor..................................40
  Section 4.15  Brokers.......................................................40
  Section 4.16  Tax Matters...................................................40
  Section 4.17  Public Utility Holding Company Act of 1935....................41
  Section 4.18  Restrictions on Business Activities...........................41
  Section 4.19  Year 2000.....................................................41

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  Section 4.20  Accounting Matters............................................42
ARTICLE V.....................................................................42
  Section 5.1   Interim Operations of the Company.............................42
  Section 5.2   Interim Operations of Parent..................................44
  Section 5.3   No Solicitation...............................................46
ARTICLE VI....................................................................49
  Section 6.1   Meetings of Stockholders......................................49
  Section 6.2   Filings; Other Action.........................................49
  Section 6.3   Publicity.....................................................50
  Section 6.4   Registration Statements.......................................50
  Section 6.5   Listing Application...........................................51
  Section 6.6   Further Action................................................51
  Section 6.7   Expenses......................................................52
  Section 6.8   Access to Information.........................................52
  Section 6.9   Insurance; Indemnity..........................................52
  Section 6.10  Employee Benefit Plans........................................53
  Section 6.11  Certain Appointments..........................................55
  Section 6.12  Affiliates....................................................56
  Section 6.13  Pooling-of-Interests..........................................56
  Section 6.14  Certificate of Designation; Depositary Agreement..............57
  Section 6.15  Takeover Statutes.............................................57
  Section 6.16  Tax-Free Merger...............................................57
  Section 6.17  Name; Headquarters............................................57
  Section 6.18  Employment Matters............................................58
  Section 6.19  Section 16(b).................................................58
  Section 6.20  Reasonable Best Efforts.......................................58
ARTICLE VII...................................................................60
  Section 7.1  Conditions to Obligations of the Parties.......................60
  Section 7.2  Additional Conditions to Obligations of Parent.................61
  Section 7.3  Additional Conditions to Obligations of the Company............62
ARTICLE VIII..................................................................63

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  Section 8.1  Termination....................................................63
  Section 8.2  Effect of Termination..........................................64
  Section 8.3  Amendment......................................................66
  Section 8.4  Extension; Waiver..............................................67
ARTICLE IX....................................................................67
  Section 9.1  Non-Survival of Representations, Warranties and
               Agreements.....................................................67
  Section 9.2  GOVERNING LAW..................................................67
  Section 9.3  Notices........................................................67
  Section 9.4  Certain Definitions; Interpretation............................68
  Section 9.5  Headings.......................................................70
  Section 9.6  Severability...................................................70
  Section 9.7  Assignment; Binding Effect; No Third Party Beneficiaries.......70
  Section 9.8  ENFORCEMENT....................................................70
  Section 9.9  Counterparts...................................................71
  Section 9.10 Entire Agreement...............................................71

EXHIBITS

EXHIBIT A-1   Form of Initial Certificate of Incorporation of Merger Sub

EXHIBIT A-2   Form of Initial By-laws of Merger Sub

EXHIBIT B-1   Form of Restated Certificate of Incorporation of Parent as of the
              Effective Time in the event the Parent Merger is consummated

EXHIBIT B-2   Form of By-laws of Parent

EXHIBIT C     Form of Restated Certificate of Incorporation of the Company as of
              the Effective Time in the event the Alternative Merger is consummated

EXHIBIT D     Form of Depositary Agreement

EXHIBIT E     Form of Certificate of Designation, Preferences and Rights of the
              __% Senior Cumulative Exchangeable Preferred Stock of El Paso
              Energy Corporation

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EXHIBIT F     Form of Affiliate Letter of the Company's Affiliates

EXHIBIT G     Form of Affiliate Letter of Parent's Affiliates

EXHIBIT H     Form of Termination and Consulting Agreement with Ronald L.
              Kuehn, Jr.

                                   -v-

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                             INDEX OF DEFINED TERMS

DEFINED TERM                                                            Page No.
------------                                                            --------
ACM..........................................................................24
Acquisition Agreement........................................................46
Acquisition Transaction......................................................47
Action.......................................................................52
affiliate....................................................................67
Agreement.....................................................................1
Alternative Merger............................................................3
Alternative Merger Excluded Shares............................................6
Alternative Surviving Corporation.............................................3
Applicable Period............................................................45
Applicable Transaction........................................................3
Cap Amount...................................................................51
Certificate of Designation....................................................8
Closing.......................................................................4
Closing Date..................................................................4
Code..........................................................................1
Common Conversion Number......................................................7
Company.......................................................................1
Company Certificate...........................................................6
Company Common Stock..........................................................1
Company Defined Benefit Plan..................................................21
Company Designees.............................................................54
Company Disclosure Letter.....................................................13
Company Employee Plans........................................................20
Company Equity Equivalent Security............................................15
Company ERISA Affiliate.......................................................20
Company Material Adverse Effect...............................................67
Company Options...............................................................11
Company Permits...............................................................19
Company Preferred Stock.......................................................14
Company Rights Agreement......................................................15
Company SEC Reports...........................................................17
Company Stock Option Agreement.................................................1
Company Termination Fee.......................................................64
Confidentiality Agreement.....................................................25
control.......................................................................68
Depositary.....................................................................7
Depositary Agreement...........................................................7

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Depositary Receipt.............................................................7
Depositary Share...............................................................7
Depositary Share Conversion Number.............................................7
DGCL...........................................................................2
DLJ...........................................................................39
DOJ...........................................................................58
Effective Time.................................................................4
Environmental Costs...........................................................24
Environmental Laws............................................................25
Environmental Matter..........................................................24
Environmental Permits.........................................................23
ERISA.........................................................................19
Exchange Act..................................................................16
Exchange Agent.................................................................8
Exchange Fund..................................................................9
Exchange Ratio.................................................................6
FERC..........................................................................16
Form S-4......................................................................49
GAAP...........................................................................1
Governmental Entity...........................................................17
Hazardous Substances..........................................................24
Holding Company Act...........................................................27
HSR Act.......................................................................16
Indemnified Party.............................................................52
IRS...........................................................................20
Joint Proxy Statement/Prospectus..............................................49
knowledge.....................................................................68
Kuehn Voting Agreement.........................................................2
Major Company Stockholders.....................................................2
Merger.........................................................................3
Merger Sub.....................................................................2
Merrill Lynch.................................................................26
Newco..........................................................................3
Notice........................................................................45
NYSE...........................................................................7
Parent.........................................................................1
Parent Certificates............................................................9
Parent Common Stock............................................................1
Parent Defined Benefit Plan...................................................36
Parent Designees..............................................................54
Parent Disclosure Letter......................................................28

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Parent Employee Plans.........................................................34
Parent Equity Equivalent Security.............................................30
Parent ERISA Affiliate........................................................34
Parent Material Adverse Effect................................................67
Parent Meeting.................................................................3
Parent Merger..................................................................3
Parent Merger Excluded Shares..................................................6
Parent Permits................................................................34
Parent Preferred Stock.....................................................8, 29
Parent Rights Agreement.......................................................29
Parent SEC Reports............................................................32
Parent Stock Option Agreement..................................................1
Parent Surviving Corporation...................................................3
Parent Termination Fee........................................................64
Parent Trust Securities.......................................................29
PBGC..........................................................................21
PCBs..........................................................................25
Person........................................................................68
Regulatory Law................................................................58
Representatives...............................................................45
Revised Merger.................................................................3
SEC............................................................................1
Securities Act................................................................16
Stock Option Agreements........................................................1
Subsidiary....................................................................68
Superior Proposal.............................................................47
Surviving Corporation..........................................................3
Takeover Proposal.............................................................46
Tax...........................................................................68
Termination Date..............................................................62
Voting Agreements..............................................................2
Zilkha Voting Agreement........................................................2

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of March 13, 1999 (this "AGREEMENT"), by and between EL PASO ENERGY CORPORATION, a Delaware corporation ("PARENT"), and SONAT INC., a Delaware corporation (the "COMPANY").

                              W I T N E S S E T H:

          WHEREAS, the respective Boards of Directors of Parent and the Company have determined that a business combination between Parent and the Company is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits and have approved the transactions provided for herein upon the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, it is intended that the business combination between Parent and the Company will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE");

          WHEREAS, it is intended that the business combination between Parent and the Company will be accounted for as a pooling of interests under United States generally accepted accounting principles ("GAAP") and the applicable rules and regulations of the Securities and Exchange Commission (the "SEC");

          WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and the Company are executing and delivering a Stock Option Agreement, dated as of the date hereof (the "COMPANY STOCK OPTION AGREEMENT"), pursuant to which the Company is granting to Parent an option to purchase, under certain circumstances, for a purchase price of $27.238 per share, up to 21,899,515 shares of common stock, par value $1.00 per share, of the Company (together with the associated preference share purchase rights, the "COMPANY COMMON STOCK");

          WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company's willingness to enter into this Agreement, Parent and the Company are executing and delivering a Stock Option Agreement, dated as of the date hereof (the "PARENT STOCK OPTION AGREEMENT", and together with the Company Stock Option Agreement, the "STOCK OPTION AGREEMENTS"), pursuant to which Parent is granting to the Company an option to purchase, under certain circumstances, for a purchase price of $37.725 per share, up to 24,349,638 shares of common stock, par value $3.00 per share, of Parent (together with the associated preferred stock purchase rights, the "PARENT COMMON STOCK"); and

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          WHEREAS, concurrently with the execution and delivery of this
Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and Selim K. Zilkha, in his individual capacity and in his capacity as trustee of the Selim K. Zilkha Trust and Michael Zilkha (the "MAJOR COMPANY STOCKHOLDERS") are executing and delivering a Voting Agreement, dated as of the date hereof (the "ZILKHA VOTING AGREEMENT"), pursuant to which each of the Major Company Stockholders is agreeing to vote all of his or its shares of Company Common Stock in favor of the approval and adoption of this Agreement and the transactions contemplated hereby; and

          WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and Ronald L. Kuehn, Jr. are executing and delivering a Voting Agreement, dated as of the date hereof (the "KUEHN VOTING AGREEMENT," and together with the Zilkha Voting Agreement, the "VOTING AGREEMENTS"), pursuant to which he is agreeing to vote all of his shares of Company Common Stock in favor of the approval and adoption of this Agreement and the transactions contemplated hereby.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

     Section 1.1 ORGANIZATION OF MERGER SUB. As promptly as practicable following the execution of this Agreement, Parent shall (i) duly organize under the laws of the State of Delaware a wholly owned subsidiary corporation ("MERGER SUB"), (ii) cause directors of Merger Sub to be duly elected or appointed, (iii) cause the directors of Merger Sub to elect officers of Merger Sub, (iv) cause the directors of Merger Sub to duly ratify and approve this Agreement and the Alternative Merger (as defined in Section 1.2(b)) and cause the officers of Merger Sub to duly execute and deliver on behalf of Merger Sub such documentation as is necessary to make Merger Sub a party hereto, (v) in its capacity as sole stockholder of Merger Sub, duly approve and adopt this Agreement and the Alternative Merger in accordance with the Delaware General Corporation Law (the "DGCL"), and (vi) cause the directors and officers of Merger Sub to take such steps as are necessary for Merger Sub to perform its obligations hereunder. The initial certificate of incorporation and bylaws of Merger Sub shall be substantially in the forms of the certificate of incorporation and bylaws set forth in EXHIBIT A-1 hereto and EXHIBIT A-2 hereto, respectively.

     Section 1.2 THE PARENT MERGER AND ALTERNATIVE MERGER. (a) Subject to paragraph (b) of this Section 1.2, at the Effective Time (as defined in Section 1.3(b)) and

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subject to and upon the terms and conditions of this Agreement and in accordance with the provisions of Section 251 of the DGCL, the Company shall be merged with and into Parent (such merger, the "PARENT MERGER"), the separate corporate existence of the Company shall cease, and Parent shall continue as the surviving corporation (sometimes referred to herein as the "PARENT SURVIVING CORPORATION") in the Parent Merger. The effects and consequences of the Parent Merger shall be as specified in this Agreement and in Section 259(a) of the DGCL.

          (b) Notwithstanding paragraph (a) of this Section 1.2, in the event that this Agreement and the Parent Merger are not approved by the requisite vote of the stockholders of Parent pursuant to the DGCL at a duly noticed and held stockholders' meeting, including any adjournments or postponements thereof (a "PARENT MEETING"), at the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the provisions of Section 251 of the DGCL, Merger Sub shall be merged with and into the Company (such merger the "ALTERNATIVE MERGER") and the separate existence of Merger Sub shall cease. The Company shall continue as the surviving corporation (the "ALTERNATIVE SURVIVING CORPORATION") in the Alternative Merger and, as of the Effective Time, shall be a wholly-owned subsidiary of Parent. The effects and consequences of the Alternative Merger shall be as specified in this Agreement and in Section 259(a) of the DGCL. The Parent Surviving Corporation shall, in the event the Parent Merger is consummated, and the Alternative Surviving Corporation shall, in the event the Alternative Merger is consummated, sometimes be referred to herein as the "SURVIVING CORPORATION"; and the Parent Merger shall, in the event the Parent Merger is consummated, and the Alternative Merger shall, in the event the Alternative Merger is consummated, sometimes be referred to herein as the "MERGER." In the event that the approval of the stockholders of Parent referenced in the first sentence of this paragraph (b) is obtained at a Parent Meeting, each reference herein to the "APPLICABLE TRANSACTION" shall be deemed to be a reference to the Parent Merger, and in the event that such approval of the stockholders of Parent is not obtained at a Parent Meeting called to vote with respect thereto, each reference herein to the "APPLICABLE TRANSACTION" shall be deemed to be a reference to the Alternative Merger.

          (c) Nothwithstanding any other provision of this Agreement, the Company agrees with Parent that, at the request of Parent at any time prior to the effective date of the Form S-4 (as defined in Section 6.4), the form of the business combination contemplated by this Agreement may be amended to substitute for the Parent Merger a business combination in which Parent and the Company will form a Delaware corporation, which will be half-owned by each of Parent and the Company ("NEWCO") and will cause Newco to form two wholly owned subsidiaries, one of which will merge with and into Parent and one of which will merge with and into the Company, and as a result of which each outstanding share of Parent Common Stock and Company Common Stock will be converted into the right to receive one share of common stock of Newco

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(together with one associated preferred stock purchase right of Newco)(the
"REVISED MERGER"); provided that the Revised Merger will only be effected if such transaction would reduce the transaction costs associated with the consummation of the Parent Merger and would not adversely affect the holders of Company Common Stock; and provided further that such amendment shall not affect Parent's obligation to effect the Alternative Merger if required pursuant to this Agreement. If the Revised Merger is being substituted for the Parent Merger, the parties shall execute an appropriate amendment to this Agreement in a form mutually acceptable to Parent and the Company to provide for the Revised Merger.

     Section 1.3 THE CLOSING; EFFECTIVE TIME. (a) The closing of the Applicable Transaction (the "CLOSING") shall take place (i) at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, at 10:00 A.M. local time, on the first business day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place, time and/or date as Parent and the Company shall agree (the date of the Closing, the "CLOSING DATE").

          (b) On the Closing Date, Parent and the Company shall cause a certificate of merger with respect to the Applicable Transaction, meeting the requirements of Section 251 of the DGCL, to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Applicable Transaction shall become effective at the time at which the certificate of merger with respect thereto shall be duly filed with Secretary of State of the State of Delaware, or at such later time specified in such certificate of merger as shall be agreed by Parent and the Company (the time that the Applicable Transaction becomes effective, the "EFFECTIVE TIME").

     Section 1.4 SUBSEQUENT ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise the Surviving Corporation's right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations of the Merger, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm

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any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

     Section 1.5 CERTIFICATE OF INCORPORATION; BY-LAWS; DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. (a) Unless otherwise agreed by Parent and the Company prior to the Closing, in the event the Parent Merger is consummated:

               (i) At the Effective Time, the Restated Certificate of Incorporation of Parent shall be amended to read in its entirety as set forth in EXHIBIT B hereto. As so amended, such Restated Certificate of Incorporation shall constitute at and after the Effective Time (until amended as provided by applicable law and such Restated Certificate of Incorporation, as applicable) the certificate of incorporation of the Parent Surviving Corporation.

               (ii) The By-laws of Parent shall be amended immediately prior to the Effective Time to read in its entirety as set forth in EXHIBIT B-2 as so amended, such By-laws shall constitute at and after the Effective Time (until amended as provided by applicable law and the applicable certificate of incorporation and bylaws) the By-laws of the Parent Surviving Corporation.

               (iii) The officers of Parent immediately prior to the Effective Time shall continue to serve in their respective offices of the Parent Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal; and

               (iv) The directors of Parent Surviving Corporation as of the Effective Time shall be determined in accordance with Section 6.11 hereof. The directors of Parent Surviving Corporation determined in accordance with Section
6.11 hereof shall be the directors of the Parent Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

          (b) Unless otherwise agreed by Parent and the Company prior to the Closing, in the event the Alternative Merger is consummated:

               (i) At the Effective Time, the Restated Certificate of Incorporation of the Company shall be amended to read in its entirety as set forth in Exhibit C hereto. As so amended, such Restated Certificate of Incorporation shall constitute at and after the Effective Time (until amended as provided by applicable law and such Restated Certificate of Incorporation, as applicable) the certificate of incorporation of the Alternative Surviving Corporation.

               (ii) The By-laws of the Company in effect immediately prior to the Effective Time shall constitute at and after the Effective Time (until amended as provided by applicable law and the certificate of incorporation and bylaws, as applicable) the By-laws of the Alternative Surviving Corporation.

               (iii) The officers of the Company immediately prior to the Effective Time shall continue to serve in their respective offices of the Alternative Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

               (iv) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Alternative Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

               (v) The By-laws of Parent shall be amended immediately prior to the Effective Time to read in its entirety as set forth in EXHIBIT B-2.

                                   ARTICLE II

     Section 2.1 TREATMENT OF COMMON STOCK. (a) Subject to paragraph (b) of this
Section 2.1, at the Effective Time, without any action on the part of any holder thereof (but subject to Sections 2.4, 2.5 and 2.6 of this Agreement), (i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith cease to exist and (other than those shares held in the treasury of the Company, by Parent or by any of their respective Subsidiaries (collectively, the "PARENT MERGER EXCLUDED SHARES")) shall be converted into a right to receive one validly issued, fully paid and nonassessable share of Parent Common Stock (the "EXCHANGE RATIO") and (ii) each issued and/or outstanding share of Parent Common Stock shall remain issued and/or outstanding, as applicable, as one share of Parent Common Stock. Subject to paragraph (b) of this Section 2.1 and except as otherwise provided herein, each certificate (a "COMPANY CERTIFICATE") that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than Parent Merger Excluded Shares) shall evidence the right to receive Parent Common Stock on the basis set forth in this paragraph (a) (subject to Sections 2.4, 2.5 and 2.6 of this Agreement).

          (b) Notwithstanding paragraph (a) of this Section 2.1, in the event the Alternative Merger is being consummated, at the Effective Time, without any action on the part of any holder thereof (but subject to Sections 2.4, 2.5 and 2.6 of this Agreement), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith cease to exist and (other than those shares held in the treasury of the Company, by Parent or by any of their respective Subsidiaries (collectively, the "ALTERNATIVE MERGER EXCLUDED SHARES")) shall be converted into the right to receive: (1) that fraction of a validly issued, fully paid and nonassessable share of Parent Common Stock (including any associated fractional preferred stock purchase right) that is equal to the Common Conversion Number and (2) that fraction of a validly issued, fully paid and nonassessable Depositary Share that is equal to the Depositary Share Conversion Number (each as defined below).

For purposes of this Agreement:

          "COMMON CONVERSION NUMBER" means the result obtained by dividing (x)
(i) the maximum number shares of Parent Common Stock that may be issued by Parent as of the date prior to the Closing Date without obtaining the approval of stockholders of Parent pursuant to the rules and regulations of the New York Stock Exchange (the "NYSE") minus (ii) the number of shares of Parent Common Stock required pursuant to Section 2.7 to be reserved for issuance upon exercise of Company Options (as defined in Section 2.7) outstanding immediately prior to the Effective Time by (y) the number of shares of Company Common Stock (excluding Alternative Merger Excluded Shares) outstanding immediately prior to the Effective Time as certified to Parent by the principal registrar and transfer agent of the Company.

          "DEPOSITARY" means BankBoston, N.A. or such other depositary selected by Parent that is reasonably acceptable to the Company.

          "DEPOSITARY AGREEMENT" means the Depositary Agreement between Parent and the Depositary substantially in the form attached as EXHIBIT D hereto.

          "DEPOSITARY RECEIPT" means a depositary receipt issued by the Depositary to evidence a Depositary Share.

          "DEPOSITARY SHARE" means a unit representing such fractional interest in a whole share of Parent Preferred Stock that has a "Liquidation Preference" (as set forth in the Certificate of Designation (as defined below)) equal to $100. Each Depositary Share shall be evidenced by a Depositary Receipt issued to the person entitled to such fractional interest and which shall entitle the holder thereof, pursuant to the Depositary Agreement, to rights equivalent to those of a holder of a whole share of Parent Preferred Stock (to the extent of such fractional interest therein).

          "DEPOSITARY SHARE CONVERSION NUMBER" means the result obtained by dividing (a) the product of (x) (i) the Exchange Ratio (ii) minus the Common Conversion Number and (y) the Implied Price (as defined below) by (b) the "Liquidation Preference" (as set forth in the Certificate of Designation) of such fractional interest in a whole share of Parent Preferred Stock that is represented by each Depositary Share. The "IMPLIED PRICE" shall mean the average of the closing prices of the shares of Parent Common Stock on the NYSE Composite Transaction Reporting System as reported in The Wall Street Journal (but subject to correction for typographical or other manifest errors in such reporting) over the 10 trading day period immediately preceding the second trading day prior to the date of the meeting of the Company's stockholders contemplated by Section 6.1; provided that the Implied Price shall in no event be less than $32.00, or greater than $44.50.

          "PARENT PREFERRED STOCK" means the series of voting preferred stock of Parent to be designated as Cumulative Preferred Stock having the powers, rights, designations and preferences and the qualifications, limitations and restrictions described in the form of Certificate of Designation therefor attached hereto as EXHIBIT E hereto (the "CERTIFICATE OF DESIGNATION"); provided, however, that the Rate (as defined in the Certificate of Designation) shall be such percentage, to be jointly determined by the financial advisors in Sections 3.14 and 4.14 hereof, that such financial advisors believe would cause the trading price per Depositary Share on a fully distributed basis after the Effective Time to be as nearly equal as possible to the Liquidation Preference (as set forth in the Certificate of Designation) of the fractional interest in a whole share of Parent Preferred Stock that is represented by one Depositary Share. In the event that such financial advisors are unable to agree on the Rate, the parties shall direct the financial advisors identified in Sections
3.14 and 4.14 to jointly select a nationally recognized investment bank to determine the Rate. The determination of such investment bank shall be binding on the parties hereto.

          Notwithstanding paragraph (a) of this Section 2.1, in the event that the Alternative Merger is consummated, except as otherwise provided herein, each Company Certificate (other than Company Certificates representing Alternative Merger Excluded Shares) shall evidence, commencing immediately after the Effective Time, the right to receive shares of Parent Common Stock and Depositary Shares on the basis set forth in this paragraph (b) (subject to Sections 2.4, 2.5 and 2.6 of this Agreement).

     Section 2.2 CANCELLATION OF EXCLUDED SHARES. At the Effective Time, without any action on the part of the holder thereof, in the event the Parent Merger is consummated, each Parent Merger Excluded Share, and in the event the Alternative Merger is consummated, each Alternative Merger Excluded Share, as applicable, shall forthwith cease to be outstanding and shall be canceled and retired, and no shares of stock or other securities of Parent, the Company or the Surviving Corporation shall be issuable, and no payment or other consideration shall be made or paid, in respect thereof.

     Section 2.3 CONVERSION OF COMMON STOCK OF MERGER SUB. In the event the Alternative Merger is consummated, at the Effective Time, without any action on the part of the holder thereof, each share of common stock of Merger Sub that is issued and outstanding immediately prior the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     Section 2.4 EXCHANGE AGENT; EXCHANGE PROCEDURES. (a) Subject to the terms and conditions of this Agreement, at or prior to the Effective Time, Parent shall appoint BankBoston, N.A., or such other exchange agent selected by Parent that is reasonably acceptable to the Company (the "EXCHANGE AGENT"), to effect the exchange of shares of Company Common Stock for, in the event the Parent Merger is consummated, shares of Parent Common Stock or, in the event the Alternative Merger is consummated, shares of Parent Common Stock and Depositary Shares, in each case in accordance with the provisions of this Article II. As soon as reasonably practicable following the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for exchange in accordance with this Article II, in the event the Parent Merger is consummated, certificates representing shares of Parent Common Stock ("PARENT CERTIFICATES"), and in the event the Alternative Merger is consummated, Parent Certificates and Depositary Receipts in amounts sufficient to allow the Exchange Agent to make all deliveries of Parent Certificates and Depositary Receipts in exchange for Company Certificates in connection with the Applicable Transaction, as contemplated by this Section 2.4 and any cash payable in respect of fractional shares in accordance with Section 2.6(a) hereof and any dividends or other distributions payable in accordance with Section 2.4(a) (the "EXCHANGE FUND").

          (b) Parent shall instruct the Exchange Agent to mail to each record holder of shares of Company Common Stock as soon as reasonably practicable after the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to shares of Company Common Stock shall pass, only upon the delivery of a Company Certificate or Company Certificates representing such shares to the Exchange Agent, and which letter shall otherwise be in such form and have such other provisions as Parent shall reasonably specify, which form shall be reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of Company Certificates for Parent Certificates (and, if applicable, Depositary Receipts) and cash in lieu of fractional shares, if any. Commencing immediately after the Effective Time, upon the surrender to the Exchange Agent of a Company Certificate, together with a duly executed and completed letter of transmittal and all other documents and other materials reasonably required by the Exchange Agent to be delivered in connection therewith, the holder thereof shall be entitled to receive a Parent Certificate or Parent Certificates representing the number of whole shares of Parent Common Stock (and, if applicable, a Depositary Receipt or Depositary Receipts representing whole Depositary Shares) into which the shares of the Company Common Stock which immediately prior to the Effective Time were represented by such Company Certificate so surrendered shall have been converted in accordance with the provisions of Section 2.1, together with a cash payment in lieu of fractional shares, if any, in accordance with Section 2.6(a).

Unless and until any Company Certificate is so surrendered, no dividends or other distributions, if any, payable to the holders of record of shares of Parent Common Stock (and, if applicable, to holders of record of Depositary Shares) as of any date subsequent to the Effective Time shall be paid to the holder of such Company Certificate in respect thereof. Upon the surrender of any Company Certificate, the record holder of the Parent Certificate or Parent Certificates representing shares of Parent Common Stock (and, if applicable, a Depositary Receipt or Depositary Receipts representing Depositary Shares) issued in exchange therefor shall be entitled to receive, (i) at the time of surrender, the amount of any dividends or other distributions in respect of such shares of Parent Common Stock (and, if applicable, Depositary Shares) having a record date after the Effective Time and a payment date prior to the surrender date, and
(ii) at the appropriate payment date, the amount of dividends or other distributions in respect of such shares of Parent Common Stock (and, if applicable, Depositary Shares) having a record date after the Effective Time and a payment date subsequent to the date of such surrender. No interest shall be payable in respect of the payment of dividends or distributions pursuant to the immediately preceding sentence.

          (c) The Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the shares of the Parent Common Stock (and, if applicable, Depositary Shares) and cash in lieu of fractional shares otherwise payable to any holder of shares of the Company Common Stock pursuant to this Article II, and from any dividends or other distributions which such holder is entitled to receive pursuant to Section 2.4(b), such amounts as Parent, the Surviving Corporation and/or the Exchange Agent is required to deduct or withhold therefrom under the Code and/or any applicable provision of state, local or foreign law.

     Section 2.5 TRANSFER BOOKS; LOST, STOLEN OR DESTROYED CERTIFICATES. (a) The stock transfer books of the Company shall be closed at the Effective Time and no transfer of any shares of Company Common Stock shall thereafter be recorded on any of such stock transfer books. In the event of a transfer of ownership of any shares of the Company Common Stock that is not registered in the stock transfer records of the Company at the Effective Time, a Parent Certificate or Parent Certificates representing the number of whole shares of Parent Common Stock (and, if applicable, a Depositary Receipt or Depositary Receipts representing whole Depositary Shares) into which such shares of the Company Common Stock shall have been converted in the Applicable Transaction shall be issued to the transferee together with a cash payment in lieu of fractional shares, if any, in accordance with Section 2.6(a), and payment of dividends or distributions, if any, in accordance with Section 2.4(b) only if the Company Certificate or Company Certificates are surrendered as provided in Section 2.4 (but subject to Section 2.5(b) hereof), accompanied by all documents required to evidence and effect such transfer and evidence of payment of any applicable stock transfer taxes.

          (b) In the event any Company Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate, upon the delivery of a duly executed affidavit of that fact by the holder thereof, Parent Certificates in accordance with Section 2.4, cash in lieu of fractional shares, if any, in accordance with
Section 2.6(a), and payment of dividends and distributions, if any, in accordance with Section 2.4(b); provided, however, that Parent may, in its discretion, require the owner of such lost, stolen or destroyed Company Certificate to deliver a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent, the Company, the Surviving Corporation or the Exchange Agent with respect to that Company Certificate alleged to have been lost, stolen or destroyed.

     Section 2.6 NO FRACTIONAL SHARE CERTIFICATES; TERMINATION OF EXCHANGE FUND.
(a) No scrip or certificates for fractional shares of Parent Common Stock (and, if applicable, fractional Depositary Shares) will be issued upon the surrender for exchange of Company Certificates, and no fractional interest in a share of Parent Common Stock (and, if applicable, in any fractional Depositary Share) will entitle the holder thereof to vote or receive dividends or distributions or any other rights of a stockholder of Parent, with respect to any such fractional share interest. Each Person entitled to receive, but for this Section 2.6(a), a fractional share of Parent Common Stock (and/or, if applicable, fractional Depositary Shares) shall be entitled to receive an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by
(ii) the average of the closing prices of the shares of Parent Common Stock on the NYSE Composite Transaction Reporting System as reported in The Wall Street Journal (but subject to correction for typographical or other manifest errors in such reporting) over the four trading day period immediately preceding the Closing Date.

          (b) Any portion of the Exchange Fund which remains undistributed one year after the Effective Time shall be delivered to Parent upon demand, and each holder of shares of the Company Common Stock who has not theretofore surrendered such holder's Company Certificates in accordance with the provisions of this Article II shall thereafter look only to Parent for satisfaction of such holder's claims for shares of Parent Common Stock (and, if applicable, Depositary Shares), any cash in lieu of fractional shares of Parent Common Stock (and, if applicable, fractional Depositary Shares) payable in accordance with
Section 2.6(a) and any dividends or distributions payable in accordance with
Section 2.4(b). Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any former holder of shares of Company Common Stock for any shares or amounts properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     Section 2.7 OPTIONS. (a) All options to purchase shares of Company Common Stock ("COMPANY OPTIONS"), and all options to purchase shares of Parent Common Stock

("PARENT OPTIONS"), outstanding at the Effective Time under any stock option plan or other arrangement of the Company shall remain outstanding following the Effective Time. Prior to the Effective Time, the Company shall take all action necessary with respect to each of its stock option plans or other arrangements pursuant to which Company Options will be outstanding immediately prior to the Effective Time such that as of the Effective Time (i) each Company Option shall entitle the holder thereof to purchase such number of shares of Parent Common Stock as is equal to the product of (x) the number of shares of Company Common Stock subject to such option immediately prior to the Effective Time and (y) the Exchange Ratio (whether or not the Applicable Transaction is the Parent Merger) and (ii) the exercise price per share of Parent Common Stock subject to any such Company Option as of and after the Effective Time shall be equal to (x) the exercise price per share of the Company Common Stock subject to such Company Option immediately prior to the Effective Time divided by (y) the Exchange Ratio (whether or not the Applicable Transaction is the Parent Merger). As of the Effective Time, Parent shall assume all obligations of the Company in respect of outstanding Company Options.

               (b) Notwithstanding the foregoing, the number of shares of Parent Common Stock deliverable upon exercise of each Company Option at and after the Effective Time as contemplated by paragraph (a) above shall be rounded, if necessary, to the nearest whole share of Parent Common Stock, and the exercise price with respect thereto shall be rounded, if necessary, to the nearest one one-hundredth of a cent (it being understood that all options exercisable at the same price and granted on the same date to the same individual shall be aggregated for this purpose). Other than as provided in paragraph (a) above and in the prior sentence of this paragraph (b), as of and after the Effective Time, each Company Option shall be subject to the same terms and conditions as in effect immediately prior to the Effective Time, but giving effect to the Applicable Transaction.

               (c) As soon as practicable after the Effective Time, Parent shall deliver (i) to the holders of Company Options which become fully vested and exercisable by virtue of the Applicable Transaction a notice stating that by virtue of the Applicable Transaction and pursuant to the terms of the relevant Company Employee Plan (as defined in Section 3.10(a)) such Company Options have become fully vested and exercisable and (ii) to the holders of all Company Options a notice stating that the agreements evidencing the grants of such Company Options shall continue in effect on the same terms and conditions (subject to the adjustments, if any, required by this Section 2.7 after giving effect to the transactions contemplated hereby and the terms of the relevant Company Employee Plan).

               (d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options and shall use reasonable best efforts to ensure that such shares are listed on the NYSE upon issuance. As soon as practicable after the Effective Time, Parent shall file with the SEC a registration statement on Form S-8 of the SEC (if available) (or any successor or other appropriate form) with respect to the shares of Parent Common Stock issuable upon the exercise of such options and shall use reasonable best efforts to maintain the effectiveness of such registration statement, and to maintain the current status of the prospectus or prospectuses contained therein, until all such options have been exercised, expired or forfeited.

     Section 2.8 APPRAISAL RIGHTS. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of shares of Parent Common Stock or Company Common Stock in connection with the Parent Merger or the Alternative Merger.

     Section 2.9 DIVIDENDS. Parent and the Company shall coordinate with each other the declaration of, and the setting of record dates and payment dates for, dividends in respect of their respective shares of common stock so that, in respect of any fiscal quarter, holders of shares of Company Common Stock do not
(i) receive dividends in respect of both (x) shares of Company Common Stock and
(y) any shares of Parent Common Stock received pursuant to the Applicable Transaction in exchange therefor or (ii) fail to receive a dividend in respect of both (x) shares of Company Common Stock and (y) shares of Parent Common Stock received pursuant to the Applicable Transaction.

     Section 2.10 CERTAIN ADJUSTMENTS. If between the date of this Agreement and the Effective Time, whether or not permitted pursuant to the terms hereof, the outstanding shares of Company Common Stock or Parent Common Stock shall be changed into a different number of shares or other securities by reason of any stock split, combination, merger, consolidation, reorganization or other transaction, or any dividend payable in stock shall be declared thereon with a record date within such period, the Exchange Ratio, the formula for calculating the Common Conversion Number and the Depositary Share Conversion Number, as applicable, and the form of securities issuable in the Applicable Transaction shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

                                  ARTICLE III

          Except as set forth in the corresponding sections or subsections of the disclosure letter, dated the date of this Agreement, delivered by the Company to Parent (the "COMPANY DISCLOSURE LETTER"), the Company hereby represents and warrants to Parent as follows:

     Section 3.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the

State of Delaware. Each of the Subsidiaries of the Company is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and each of the Company and its Subsidiaries has the requisite corporate or similar organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except as would not, in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect (as defined in Section 9.3).

          (b) Except as disclosed in the Company SEC Reports (as defined in Section 3.6) filed prior to the date of this Agreement, and except as would not, in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect, (i) all of the outstanding shares of capital stock and other equity securities of the Subsidiaries of the Company are owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, or other encumbrances, (ii) all of the outstanding shares of capital stock or other equity securities of the Subsidiaries of the Company have been validly issued and are fully paid and nonassessable, (iii) there are no subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) entitling any person to purchase or otherwise acquire from the Company or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of capital stock or other equity securities of any of the Subsidiaries of the Company. There are no outstanding obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities, or any securities convertible, exchangeable or exercisable for or into, shares of capital stock or other equity securities of any Subsidiary of the Company.

     Section 3.2 RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS. The Company has furnished or otherwise made available to Parent a complete and correct copy of the Company's Restated Certificate of Incorporation and By-laws, in each case as amended to the date of this Agreement. Such Restated Certificate of Incorporation and By-laws and all similar organizational documents of the Subsidiaries of the Company are in full force and effect. The Company is not in violation of its Restated Certificate of Incorporation or By-laws and, except as would not, in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect, none of the Subsidiaries of the Company is in violation of any similar organizational documents of Subsidiaries of the Company.

     Section 3.3 CAPITALIZATION. (a) The authorized capital stock of the Company consists of 400,000,000 shares of Company Common Stock and 10,000,000 shares of Serial Preference Stock, par value $1.00 per share (the "COMPANY PREFERRED STOCK").

1,000,000 shares of Company Preferred Stock have been designated "Series A Participating Preference Stock," and, other than as contemplated or permitted hereby, no other shares of Company Preferred Stock are subject to any designation. At the close of business on March 11, 1999, 110,047,818 shares of Company Common Stock were issued and outstanding. No shares of Company Preferred Stock are issued and outstanding. 1,325,788 shares of Company Common Stock, and no shares of Company Preferred Stock, are held by the Company in its treasury. No shares of capital stock of the Company are held by any of the Company's Subsidiaries. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights. At the close of business on March 10, 1999, Company Options exercisable for 3,434,775 shares of Company Common Stock, in the aggregate, were outstanding. As of the date of this Agreement, other than (i) the option granted pursuant to the Company Stock Option Agreement, (ii) the preference share purchase rights (none of which are exercisable) issued pursuant to the Rights Agreement (the "COMPANY RIGHTS AGREEMENT"), dated as of January 8, 1996, as amended, between the Company and Chemical Mellon Shareholder Services, L.L.C., as rights agent, and (iii) the Company Options, the Company did not have outstanding any subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) entitling any person to purchase or otherwise acquire from the Company or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of the capital stock of the Company (each of the foregoing, a "COMPANY EQUITY EQUIVALENT SECURITY"). From the close of business on March 10, 1999, no shares of Company Common Stock or Company Equity Equivalent Securities (other than the option granted pursuant to the Stock Option Agreement) have been issued, sold or otherwise transferred by the Company (except (x) in connection with the exercise, conversion or exchange of outstanding Company Equity Equivalent Securities and (y) as described in Section 5.1 of the Company Disclosure Letter).

          (b) As of the date of this Agreement, there are no outstanding obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any Company Equity Equivalent Securities (except in connection with the exercise, conversion or exchange of outstanding Company Equity Equivalent Securities). As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness issued and outstanding having the right to vote together with the Company's stockholders on any matter in respect of which the Company's stockholders are entitled to vote.

     Section 3.4 POWER AND AUTHORITY; AUTHORIZATION; VALID AND BINDING. The Company has the necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreements and to perform its obligations hereunder and thereunder, as applicable, except that the consummation of the Parent Merger or, if applicable, the Alternative Merger is subject to the adoption of this Agreement by the

Company's stockholders as set forth in Section 3.13(c). The execution and delivery of this Agreement and the Stock Option Agreements by the Company and the performance by it of its obligations hereunder and thereunder, as applicable, have been duly authorized by all necessary corporate action on the part of the Company, except that the consummation of the Parent Merger or, if applicable, the Alternative Merger is subject to the adoption of this Agreement by the Company's stockholders as set forth in Section 3.13(c). This Agreement and the Stock Option Agreements have been duly executed and delivered by the Company, and assuming the corporate authority of, and the due authorization, execution and delivery by, Parent, each of such agreements constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with the terms hereof and thereof, as applicable, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 3.5 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery by the Company of this Agreement and the Stock Option Agreements do not and will not, and the performance by Company of its obligations hereunder and thereunder do not and will not, (i) violate or conflict with the Restated Certificate of Incorporation or By-laws of the Company, (ii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals or authorizations referred to in paragraph (b) below and to the adoption of this Agreement by the stockholders of the Company as set forth in Section 3.13(c), conflict with or violate any law, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any of their respective property is bound or affected, (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, impair the Company's or any of its Subsidiaries' rights under or alter the rights or obligations of any other party to, give to others any rights of termination, cancellation, vesting, modification, alteration or acceleration of any obligation under, result in the creation of a lien, claim or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, require the consent of any other party to, or result in any obligation on the part of the Company or any of its Subsidiaries to repurchase (with respect to a debenture, bond or note), pursuant to any agreement, contract, instrument, debenture, bond, note, indenture, permit, license or franchise to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective property is bound or affected, except, in the case of clauses (ii) and (iii) above, as would not, in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

          (b) Except for (i) applicable filings required under the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT"), (ii) required filings with and the approval of the Federal Energy Regulatory Commission (the "FERC"), (iii) applicable filings and approvals under federal, state, local or foreign regulatory laws, and applicable requirements of foreign, state or local public utility or similar commissions or agencies, all of which are set forth in the Company Disclosure Letter, (iv) the filing of a certificate of merger with respect to the Applicable Transaction as required by the DGCL, (v) filings with the SEC under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "SECURITIES ACT"), and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "EXCHANGE ACT"), (vi) applicable filings with the NYSE, and (vii) any filings required or approvals necessary pursuant to any state securities or "blue sky" laws, neither the Company nor any of its Subsidiaries is required to submit any notice, report or other filing to any governmental or regulatory authority, court, agency, commission or other governmental entity or any securities exchange or other self-regulatory body, domestic or foreign ("GOVERNMENTAL ENTITY"), and no waiver, consent, approval, order or authorization of any Governmental Entity is required to be obtained by the Company or any of its Subsidiaries, in connection with the execution, delivery or performance of this Agreement except for such notices, reports, filings, waivers, consents, approvals or authorizations that, if not made or obtained, would not, in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

     Section 3.6 SEC REPORTS; FINANCIAL STATEMENTS. (a) The Company has filed all forms, reports, statements and other documents (including all annexes, exhibits, schedules, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 1997, has delivered or made available to Parent all forms, reports, statements, schedules and other documents (except for preliminary materials) (including all annexes, exhibits, schedules, amendments and supplements thereto) filed by it with the SEC since January 1, 1997 (such forms, reports, statements, schedules and documents filed by the Company with the SEC, including any such forms, reports, statements and other documents filed by the Company with the SEC after the date of this Agreement and prior to the Closing Date, are referred to herein, collectively, as the "COMPANY SEC REPORTS"), and with respect to the Company SEC Reports filed by the Company after the date of this Agreement and prior to the Closing Date, will deliver or make available to Parent all of such Company SEC Reports in the form filed with the SEC. As of their respective filing dates, the Company SEC Reports (including all information incorporated therein by reference) (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated balance sheets of the Company and its Subsidiaries (including all related notes) included in the financial statements contained in the Company SEC Reports (or incorporated therein by reference) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates indicated, and each of the consolidated statements of income, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity of the Company and its Subsidiaries (including all related notes) contained in such financial statements present fairly, in all material respects, the consolidated results of operations, cash flows and changes in stockholders' equity of the Company and its Subsidiaries for the respective periods indicated, in each case in conformity with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and the rules and regulations of the SEC, except that unaudited interim financial statements are subject to normal and recurring year-end adjustments and any other adjustments described therein and do not include certain notes and other information which may be required by GAAP but which are not required under the Exchange Act. The financial statements included in the Company SEC Reports are in all material respects in accordance with the books and records of the Company and its Subsidiaries.

          (c) Notwithstanding the foregoing, no representation or warranty is being made in this Section 3.6 with respect to information or statements (including financial information and statements) that are provided by Parent and set forth in any Company SEC Report filed after the date hereof or with respect to any Parent SEC Reports (as defined in Section 4.6) incorporated therein by reference.

     Section 3.7 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and as otherwise contemplated or permitted hereby, since September 30, 1998 (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of such businesses and there have not been any changes to the condition (financial or otherwise), assets, liabilities, business or results of operations of the Company and its Subsidiaries, or any other developments with respect to the Company or any of its Subsidiaries, in each case whether or not in the ordinary course of business, that, in the aggregate with all other changes and developments, have had, or would reasonably be expected to have, a Company Material Adverse Effect, and (b) there has not been
(i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) in respect of any shares of the capital stock or other equity securities, or any securities convertible, exercisable or exchangeable for or into shares of capital stock or other equity securities, of the Company or any of its Subsidiaries, other than (x) quarterly cash dividends of $.27 per share in respect of the outstanding Company Common Stock and (y) dividends and distributions by wholly owned Subsidiaries of the Company; (ii) any change by the Company to its accounting policies, practices or methods; (iii) other than in connection with the exercise, exchange or conversion of Company Equity Equivalent Securities, any repurchase, redemption or other acquisition of any shares of capital stock or other equity securities or any securities convertible, exchangeable or exercisable for or into shares of capital stock or other equity securities, of the Company or any of its Subsidiaries; (iv) except as required by applicable law or pursuant to contractual obligations existing as of September 30, 1998, (w) any execution, establishment, adoption or amendment of, or acceleration of rights or benefits under, any agreement relating to severance, any Company Employee Plan, any employment or consulting agreement or any collective bargaining agreement, (x) any increase in the compensation payable or to become payable to any officer, director or employee of the Company or any of its Subsidiaries (except increases in the ordinary course of business), (y) any grant of any severance or termination paid to any officer or director of the Company, or (z) any grant of any stock options or other equity related awards other than in the ordinary course consistent with past practice; or (v) any agreement or commitment entered into with respect to the foregoing. The Company has determined prior to the date of this Agreement all annual increases in the ordinary course of business to the compensation of officers of the Company contemplated to be made in calendar year 1999.

     Section 3.8 LITIGATION; LIABILITIES. (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, proceedings or investigations pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their respective assets or properties, except as would not, in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

          (b) Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has or is subject to any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) adequately reflected on the unaudited consolidated balance sheet of the Company and its Subsidiaries (including any related notes thereto) as of September 30, 1998 included in the Company's Quarterly Report of Form 10-Q for the quarter ended September 30, 1998, or (b) which, in the aggregate, would not have, or reasonably be expected to have, a Company Material Adverse Effect.

     Section 3.9 COMPLIANCE; PERMITS. (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective assets or properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, easement, right-of-way or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective assets or properties is bound or affected, except for such conflicts, defaults or violations which, in the aggregate, would not have, or reasonably be expected to have, a Company Material Adverse Effect.

          (b) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries hold all permits, licenses, easements, rights-of-way, variances, exemptions, consents, certificates, orders and approvals which are material to the operation of the businesses of the Company and its Subsidiaries (collectively, the "COMPANY PERMITS"), except where the failure to hold such Company Permits, in the aggregate, would not have, or reasonably be expected to have, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except as described in the Company SEC Reports or where the failure to so comply, in the aggregate, would not have, or reasonably be expected to have, a Company Material Adverse Effect.

     Section 3.10 EMPLOYEE MATTERS; ERISA. (a) The Company Disclosure Letter lists all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA")), all employee welfare benefit plans (as defined in Section 3(1) of ERISA), all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other or similar material fringe or employee benefit plans, programs or arrangements, all consulting agreements with former officers and directors of the Company and all employment, termination, change-in-control or severance agreements, in each case, pursuant to which the Company or any of its Subsidiaries may have any liability that is material to the Company and its Subsidiaries, taken as a whole (together, the "COMPANY EMPLOYEE PLANS"), excluding, however, employee benefit plans that are primarily subject to the laws of any jurisdiction outside of the United States.

          (b) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, no material liability under Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any Subsidiary of the Company or any entity which is considered a single employer with the Company or any Subsidiary of the Company under Section 4001(a)(15) of ERISA or
Section 414 of the Code (a "COMPANY ERISA AFFILIATE"), other than liabilities for premium payments to the Pension Benefit Guaranty Corporation ("PBGC") and liabilities that have previously been satisfied.

          (c) Except as disclosed in the Company SEC Reports filed prior to the date hereof, none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, other than health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, and none of the Company Employee Plans is a "multiemployer plan" as such term is defined in

Section 3(37) of ERISA. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement and except, in the aggregate, as would not have, or reasonably be expected to have, a Company Material Adverse Effect, (i) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Company Employee Plan which could subject the Company or any Company ERISA Affiliate, directly or indirectly, to any tax, penalty or other liability for prohibited transactions under ERISA or Section 4975 of the Code;
(ii) no fiduciary of any Company Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA;
(iii) all Company Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance with the requirements of applicable law, and the Company and its Subsidiaries have performed all obligations required to be performed by them under and are not in default under or in violation of any of the Company Employee Plans; (iv) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, is the subject of a favorable determination letter from the Internal Revenue Service ("IRS"), and, to the Company's knowledge, nothing has occurred which may reasonably be expected to result in the revocation of such determination; (v) all contributions required to be made with respect to any Company Employee Plan pursuant to Section 412 of the Code and Section 302 of ERISA, or pursuant to the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates (including any extensions thereof); (vi) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred for which there is any outstanding liability to the Company or any Company ERISA Affiliate, nor would the execution, delivery or consummation of the transactions contemplated hereby constitute a reportable event for which the 30-day requirement has not been waived; and (vii) no Company Employee Plan is under audit or investigation by the IRS, the Department of Labor or the PBGC nor, to the knowledge of the Company, is any such audit or investigation threatened.

          (d) The Company Disclosure Letter sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its Subsidiaries who holds (i) any Company Option as of the date of this Agreement, together with the number of shares of Company Common Stock subject to such option, the exercise price of such option, the vested and unvested portion of such option, whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option or (ii) any shares of Company Common Stock that are restricted and the date(s) of lapse of such restrictions. In addition, the Company Disclosure Letter sets forth, in the aggregate, the number of shares of Company Common Stock underlying (i) all other outstanding rights under Company Employee Plans (other than plans that are qualified plans under Section 401(a) of the Code) to receive shares of Company Common Stock, to the extent that such shares of Company Common Stock are not included in the number of shares set forth in the third sentence of Section 3.3, and (ii) compensation based on the value of shares of Company Common Stock.

          (e) The PBGC has not notified the Company regarding the institution of proceedings to terminate any Company Employee Plan that is subject to Title IV of ERISA (each, a "COMPANY DEFINED BENEFIT PLAN"). The Company Defined Benefit Plans have no accumulated or waived funding deficiencies within the meaning of Section 412 of the Code nor have any extensions of any amortization period within the meaning of Section 412 of the Code or 302 of ERISA been applied for with respect thereto.

          (f) To the knowledge of the Company, all employee benefit plans of the Company and any of its Subsidiaries that are primarily subject to the laws of any jurisdiction outside of the United States have been maintained in compliance with all applicable law (including, if they are intended to qualify for special tax treatment, applicable tax laws), except for noncompliance that would not individually or in the aggregate have a Company Material Adverse Effect.

          (g) The execution and delivery of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Company Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee of the Company or any Subsidiary of the Company, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or any Subsidiary of the Company to amend or terminate any Company Employee Plan. No payment or benefit which is required to be paid or distributed, prior to or after the Closing, by Parent, the Company, the Parent Surviving Corporation or any of their respective Subsidiaries under any Company Employee Plan or any other plan, program or arrangement of the Company to any current or former employee of the Company or any Subsidiary of the Company will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

     Section 3.11 LABOR MATTERS. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, (i) there are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their respective employees, which controversies, in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect; (ii) neither the Company nor any of its Subsidiaries is in breach of any material collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries which, in the aggregate, would have, or reasonably be expected to have, a Company Material Adverse Effect, nor does the Company know of any activities or proceedings of any labor union to organize any significant number of such employees; and (iii) neither the Company nor any of its Subsidiaries is in breach of any material collective bargaining agreement or other labor union contract, nor does the Company have any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries except, in the aggregate, as would not have, or reasonably be expected to have, a Company Material Adverse Effect.

     Section 3.12 ENVIRONMENTAL MATTERS. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement and except for those matters, in the aggregate, that would not have, or reasonably be expected to have, a Company Material Adverse Effect:

          (a) The Company and each of its Subsidiaries, and, to the knowledge of the Company, their respective predecessors, if any, have been at all times operated, and are, in full compliance in all material respects with all applicable Environmental Laws, including all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws.

          (b) The Company and each of its Subsidiaries have obtained, are in compliance with, and have made all appropriate filings for issuance or renewal of, all material permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws ("ENVIRONMENTAL PERMITS"), including, without limitation, those regulating emissions, discharges or releases of Hazardous Substances, or the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the business of the Company or any of its Subsidiaries.

          (c) All of the Company's and its Subsidiaries' owned or, to the knowledge of the Company, leased real property is free of any Hazardous Substances (except those authorized pursuant to and in accordance with Environmental Permits held by the Company and its Subsidiaries) and free of all contamination arising from, relating to or resulting from any release, discharge or emission of Hazardous Substances.

          (d) There are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that are based on or related to any Environmental Matters or the failure to have any required Environmental Permits.

          (e) There are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans: (1) that is reasonably likely to give rise to any liability or other obligation under any Environmental Laws that is reasonably likely to require the Company or any of its Subsidiaries to incur any actual or potential Environmental Costs, or (2) that is reasonably likely to form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving the Company or any of its Subsidiaries based on or related to any Environmental Matter or that could require the Company or any of its Subsidiaries to incur any Environmental Costs.

          (f) There are no underground or aboveground storage tanks, incinerators or surface impoundments at, on, or about, under or within any real property owned, operated or controlled in whole or in part by the Company or any of its Subsidiaries.

          (g) Neither the Company nor any of its Subsidiaries has received any notice (written or oral) or other communication that any of them is or may be a potentially responsible person or otherwise liable in connection with any waste disposal site allegedly containing any Hazardous Substances, or other location used for the disposal of any Hazardous Substances, or notice of any failure of the Company or any of its Subsidiaries to comply in any material respect with any Environmental Law or the requirements of any Environmental Permit.

          (h) Neither the Company nor any of its Subsidiaries has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location, or in violation of any Environmental Laws.

          (i) Neither the Company nor any of its Subsidiaries has been in violation of any Environmental Laws, nor has it been requested or required by any Governmental Entity to perform any investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other Environmental Matter.

          For the purposes of this Agreement, the following terms shall have the meanings indicated:

          "ENVIRONMENTAL COSTS" means, without limitation, any actual or potential cleanup costs, remediation, removal or other response costs (which without limitation shall include costs to cause the representing party or its Subsidiaries to come into compliance with Environmental Laws), investigation costs (including without limitation fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), losses, liabilities or obligations (including without limitation, liabilities or obligations under any lease or other contract), payments, damages (including without limitation any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including without limitation damages (a) to third parties for personal injury or property damage, or (b) to natural resources), civil or criminal fines or penalties, judgments and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.

          "ENVIRONMENTAL MATTER" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

          "HAZARDOUS SUBSTANCES" means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, Bevill Amendment materials, lead, asbestos and asbestos-containing materials ("ACM"), building construction materials and debris, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may now or in the future form the basis of liability under, any Environmental Laws.

          "ENVIRONMENTAL LAWS" means, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001 ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 ET SEQ., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 ET SEQ., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Sections 136 ET SEQ., the Clean Air Act, 42 U.S.C. Sections 7401 ET. SEQ., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. Sections 1251 ET SEQ., the Safe Drinking Water Act, 42 U.S.C. Sections 300f ET SEQ., the Occupational Safety and Health Act, 29 U.S.C. Sections 641, ET SEQ., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801, et seq., as any of the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to environmental matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

     Section 3.13 BOARD ACTION; COMPANY RIGHTS AGREEMENT; VOTE REQUIRED. (a) The Company's Board of Directors has unanimously approved (including, with respect to Parent, Merger Sub and their respective affiliates and associates, for purposes of Section 203 of the DGCL, Article SEVENTH of the Company's Restated Certificate of Incorporation, the Capital Stock Agreement of Citrus Corp. dated June 30, 1986 and paragraph 6 of the Confidentiality Agreement dated February 5, 1999, between Parent and the Company (the "CONFIDENTIALITY AGREEMENT") this Agreement, the Stock Option Agreements and the transactions contemplated hereby and thereby (including the Voting Agreements), has determined that the transactions contemplated hereby are fair to and in the best interests of Company and its stockholders and has resolved to recommend to stockholders that they vote in favor of approving and adopting this Agreement, the Parent Merger and the Alternative Merger. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute applicable to the Company will prevent or otherwise delay the consummation of transactions contemplated hereby.

          (b) The Board of Directors of the Company has taken all necessary actions such that, (i) none of Parent, Merger Sub, the Surviving Corporation or any of their affiliates shall become an "Acquiring Person" (as defined in the Company Rights Agreement), and (ii) no "Distribution Date," "Shares Acquisition Date" (each as defined in the Company Rights Agreement) or any event which would entitle any holders of Rights (as defined in the Company Rights Agreement) to purchase any shares of the Surviving Corporation, Merger Sub, the Company or Parent or any of their respective affiliates pursuant to Section 13 of the Company Rights Agreement, shall have occurred or shall occur, in each case by reason of the execution, delivery or performance of this Agreement, the Stock Option Agreements or the Voting Agreements or any announcement thereof.

          (c) The affirmative vote of the holders of a majority of all outstanding shares of Company Common Stock is necessary to approve and adopt this Agreement, the Parent Merger and the Alternative Merger. Such vote is the only vote or approval of holders of shares of any class or series of the Company's capital stock required in connection with this Agreement, the Stock Option Agreements and the transactions contemplated hereby and thereby.

     Section 3.14 OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the written opinion of Merrill Lynch, Pierce Fenner & Smith Incorporated ("MERRILL LYNCH"), dated as of the date of this Agreement, to the effect that, subject to the qualifications and limitations contained therein, as of the date of this Agreement, the consideration to be received by the holders of shares of Company Common Stock (other than Parent and its affiliates) in the Parent Merger or the Alternative Merger is fair to such holders from a financial point of view.

     Section 3.15 BROKERS. Merrill Lynch is the only broker, finder, investment banker or other person entitled to any brokerage, finder's, investment banking or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has previously provided to Parent a copy of the letter agreement, dated February 1, 1999, between Merrill Lynch and the Company giving rise to a fee to Merrill Lynch.

     Section 3.16 TAX MATTERS. (a) Except as would not, in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries (i) have timely filed all federal, state and foreign Tax returns required to be filed by any of them for Tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired, and all such returns are correct and complete and (ii) have paid or accrued in accordance with GAAP all Taxes shown to be due and payable on such returns.

          (b) There is no dispute or claim concerning any Tax liability of any of the Company and its Subsidiaries claimed or raised by any authority in writing.

          (c) No written claims that, in the aggregate, could reasonably be expected to have a Company Material Adverse Effect have been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax returns that it is or may be subject to Taxation by that jurisdiction.

          (d) None of the Company and its Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.

          (e) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, nor does the Company have any knowledge of any fact or circumstance with respect to the Company or its Subsidiaries, which would prevent the Parent Merger or the Alternative Merger from qualifying as a "reorganization" within the meaning of Section 368 of the Code.

     Section 3.17 PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. The Company is not a "holding company," a "subsidiary company" of a "holding company," or an "affiliate of a holding company," or a "public utility company" as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, and rules and regulations thereunder (the "HOLDING COMPANY ACT").

     Section 3.18 RESTRICTIONS ON BUSINESS ACTIVITIES. Except for this Agreement or as set forth in the Company SEC Reports filed prior to the date of this Agreement, there is no judgment, injunction, order or decree or material agreement (including, without limitation, agreements containing provisions restricting the Company or any of its Subsidiaries from entering or engaging in any line of business, agreements containing geographic restrictions on the Company's or any of its Subsidiaries' ability to operate their respective businesses and agreements containing rights of first refusal, rights of first offer, exclusivity, "requirements" or similar provisions) binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of materially prohibiting or impairing the conduct of the businesses of the Company or any of its Subsidiaries or, to the Company's knowledge, after the Effective Time, Parent or any of its Subsidiaries, taken together.

     Section 3.19 YEAR 2000. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, the systems operated or used by the Company or any of its Subsidiaries are capable of providing or are being adapted to provide uninterrupted millennium functionality on or after January 1, 2000 to share, record, process and present data in substantially the same manner and with the same functionality as such systems share, record, process and present such data on or before December 31, 1999, except, in the aggregate, as would not have, or reasonably be expected to have, a Company Material Adverse Effect. The costs of the adaptations referred to in the prior sentence, in the aggregate, will not have a Company Material Adverse Effect.

     Section 3.20 ACCOUNTING MATTERS. Neither the Company nor any of its Subsidiaries has taken or agreed to take action, nor does the Company have any knowledge of any fact or circumstance with respect to the Company or its Subsidiaries, which would prevent the business combination to be effected pursuant to the Parent Merger from being accounted for as a pooling-of-interests under GAAP or the rules and regulations of the SEC. Ernst & Young LLP ("E&Y") has advised the Company that it is not aware as of the date of this Agreement of any reason why E&Y would be unable to deliver at the Closing the letter referred to in the second sentence of Section 6.13(b).

                                   ARTICLE IV

          Except as set forth in the corresponding sections or subsections of the disclosure letter, dated the date of this Agreement, delivered by Parent to the Company

(the "PARENT DISCLOSURE LETTER"), Parent hereby represents and warrants to the Company as follows:

     Section 4.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Subsidiaries of Parent is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and each of Parent and its Subsidiaries has the requisite corporate or similar organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except as would not, in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect (as defined in Section 9.3).

          (b) Except as disclosed in the Parent SEC Reports (as defined in Section 4.6) filed prior to the date hereof, and except as would not, in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect, (i) all of the outstanding shares of capital stock and other equity securities) of the Subsidiaries of Parent are owned, directly or indirectly, by Parent free and clear of all liens, pledges, security interests, or other encumbrances, (ii) all of the outstanding shares of capital stock or other equity securities of the Subsidiaries of Parent have been validly issued and are fully paid and nonassessable, (iii) there are no subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) entitling any person to purchase or otherwise acquire from Parent or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of capital stock or other equity securities of any of the Subsidiaries of Parent and there are no outstanding obligations, contingent or otherwise, of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities, or any securities convertible, exchangeable or exercisable for or into shares of capital stock or other equity securities, of any Subsidiary of Parent. There are no outstanding obligations, contingent or otherwise, of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities, or any securities convertible, exchangeable or exercisable for or into, shares of capital stock or other equity securities of any Subsidiary of Parent.

     Section 4.2 RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS OF PARENT. Parent has furnished or otherwise made available to the Company a complete and correct copy of Parent's Restated Certificate of Incorporation and By-laws, in each case as amended to the date of this Agreement. Such Restated Certificate of Incorporation and By-laws of Parent and all similar organizational documents of Subsidiaries of Parent are in full force and effect. Parent is not in violation of its Restated Certificate of Incorporation or By-laws and, except as would not, in the aggregate, have, or reasonably be expected to have, a Parent material Adverse Effect, none of the Subsidiaries of Parent is in violation of any similar organizational documents of Subsidiaries of Parent.

     Section 4.3 CAPITALIZATION. (a) The authorized capital stock of Parent consists of 275,000,000 shares of Parent Common Stock and 25,000,000 shares of serial Preferred Stock, par value $.01 per share (the "PARENT PREFERRED STOCK"). 2,750,000 shares of the Parent Preferred Stock have been designated as "Series A Junior Participating Preferred Stock" and, other than as contemplated or permitted hereby, no other shares of Parent Preferred Stock are subject to any designation. At the close of business on March 12, 1999, 122,359,989 shares of Parent Common Stock (including 1,360,000 shares held in Parent's Benefit Protection Trust), and no shares of Parent Preferred Stock, were issued and outstanding. 2,869,162 shares of Parent Common Stock and no Shares of Parent Preferred Stock are held by Parent in its treasury. No shares of capital stock of Parent are held by any of Parent's Subsidiaries. All of the issued and outstanding shares of Parent Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights. At the close of business on March 12, 1999, 9,610,855 Parent Options, exercisable for 9,610,855 shares of Parent Common Stock, in the aggregate, were outstanding. As of the date of this Agreement, other than (i) the options granted pursuant to the Parent Stock Option Agreement, (ii) the preferred stock purchase rights (none of which are exercisable) issued pursuant to the Amended and Restated Shareholder Rights Agreement (the "PARENT RIGHTS AGREEMENT"), effective January 20, 1999, between the Parent and BankBoston, N.A., as rights agent, (iii) the 6,500,000 4-3/4% Trust Convertible Preferred Securities of El Paso Energy Capital Trust I (the "PARENT TRUST SECURITIES") (and the underlying 4-3/4% Subordinated Convertible Debentures due 2028 of Parent in the aggregate principal amount of $325 million) outstanding and (iv) the Parent Options, the Parent does not have outstanding any subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) entitling any person to purchase or otherwise acquire from Parent or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of the capital stock of Parent (each of the foregoing, a "PARENT EQUITY EQUIVALENT SECURITY"). From the close of business on March 12, 1999 through the date of this Agreement, no shares of Parent Common Stock have been issued, sold or otherwise transferred by Parent (except in connection with the exercise, conversion or exchange of outstanding Parent Equity Equivalent Securities).

          (b) As of the date of this Agreement, there are no outstanding obligations, contingent or otherwise, of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any Parent Equity Equivalent Securities (except in connection with the exercise, conversion or exchange of outstanding Parent Equity Equivalent Securities). As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness issued and outstanding having the right to vote together with Parent's stockholders on any matter in respect of which the Parent's stockholders are entitled to vote.

     Section 4.4 POWER AND AUTHORITY; AUTHORIZATION; VALID AND BINDING. Parent has the necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreements and to perform its obligations hereunder and thereunder, as applicable, except that the consummation of Parent Merger is subject to the approval of the stockholders of Parent as set forth in
Section 4.13(c). The execution and delivery of this Agreement and the Stock Option Agreements by Parent, and the performance by it of its obligations hereunder and thereunder, as applicable, have been duly authorized by all necessary corporate action on the part of Parent, except that the consummation of Parent Merger is subject to the approval of the stockholders of Parent as set forth in Section 4.13(c). This Agreement and the Stock Option Agreements have been duly executed and delivered by Parent, and assuming the corporate authority of, and the due authorization, execution and delivery by, the Company, each of such agreements constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with the terms hereof or thereof, as applicable, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 4.5 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery by Parent of this Agreement and the Stock Option Agreements do not and will not, and the performance by Parent of its obligations hereunder and thereunder do not and will not, (i) violate or conflict with the Restated Certificate of Incorporation or By-laws of Parent, (ii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals or authorizations referred to in paragraph (b) below and to the adoption of this Agreement by Parent's stockholders as set forth in Section 4.13(c) in connection with a Parent Merger, conflict with or violate any law, regulation, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which any of their respective property is bound or affected, (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, impair Parent's or any of its Subsidiaries' rights under or alter the rights or obligations of any other party to, give to others any rights of termination, cancellation, vesting, modification, alteration or acceleration of any obligation under, result in the creation of a lien, claim or encumbrance on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, require the consent of any other party to, or result in any obligation on the part of Parent or any of its Subsidiaries to repurchase (with respect to a debenture, bond or note), pursuant to any agreement, contract, instrument, debenture, bond, note, indenture, permit, license or franchise to which Parent or any of its

Subsidiaries is a party or by which Parent, any of its Subsidiaries or any of their respective property is bound or affected, except, in the case of clauses
(ii) and (iii) above, as would not, in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect.

          (b) Except for (i) applicable filings required under the premerger notification requirements of the HSR Act, (ii) required filings with and approvals of the FERC, (iii) applicable filings and approvals under federal, state, local or foreign regulatory laws, and applicable requirements of foreign, state or local public utility or similar commissions or agencies, all of which are set forth in the Parent Disclosure Letter, (iv) the filing of a certificate of merger with respect to the Applicable Transaction as required by the DGCL,
(v) filings with the SEC under the Securities Act and the Exchange Act, (vi) applicable filings with the NYSE, and (vii) any filings required or approvals necessary pursuant to any state securities or "blue sky" laws, neither Parent nor any of its Subsidiaries is required to submit any notice, report or other filing to any Governmental Entity, and no waiver, consent, approval, order or authorization of any Governmental Entity is required to be obtained by Parent or any of its Subsidiaries, in connection with the execution, delivery or performance of this Agreement except for such notices, reports, filings, waivers, consents, approvals or authorizations that, if not made or obtained, would not, in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect.

     Section 4.6 SEC REPORTS; FINANCIAL STATEMENTS. (a) Parent (with respect to the period prior to August 1, 1998, for purposes of this Section 4.6, all references to the "Parent" shall be deemed to refer to El Paso Natural Gas Company) has filed all forms, reports, statements, schedules and other documents (including all annexes, exhibits, schedules, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 1997, has delivered or made available to the Company all forms, reports, statements, schedules and other documents (except for preliminary materials) (including all annexes, exhibits, schedules, amendments and supplements thereto) filed by it with the SEC since January 1, 1997 (such forms, reports, statements, schedules and documents filed by Parent with the SEC, including any such forms, reports, statements, schedules and other documents filed by Parent with the SEC after the date of this Agreement and prior to the Closing Date, are referred to herein, collectively, as the "PARENT SEC REPORTS"), and with respect to the Parent SEC Reports filed by Parent after the date of this Agreement and prior to the Closing Date, will deliver or make available to the Company all of such Parent SEC Reports in the form filed with the SEC. As of their respective filing dates, the Parent SEC Reports (including all information incorporated therein by reference) (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated balance sheets of Parent and its Subsidiaries (including all related notes) included in the financial statements contained in the Parent SEC Reports (or incorporated therein by reference) present fairly, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of the respective dates indicated, and each of the consolidated statements of income, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity of Parent and its Subsidiaries (including all related notes) contained in such financial statements present fairly, in all material respects, the consolidated results of operations, cash flows and changes in stockholders' equity of Parent and its Subsidiaries for the respective periods indicated, in each case in conformity with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and the rules and regulations of the SEC, except that unaudited interim financial statements are subject to normal and recurring year-end adjustments and any other adjustments described therein and do not include certain notes and other information which may be required by GAAP but which are not required under the Exchange Act. The financial statements included in the Parent SEC Reports are in all material respects in accordance with the books and records of Parent and its Subsidiaries.

          (c) Notwithstanding the foregoing, no representation or warranty is being made in this Section 4.6 with respect to information or statements (including financial information and statements) that are provided by the Company and set forth in any Parent SEC Report filed after the date hereof or with respect to any Company SEC Reports incorporated therein by reference.

     Section 4.7 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement and as otherwise contemplated or permitted hereby, since December 31, 1998, (a) Parent and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of such businesses and there have not been any changes to the condition (financial or otherwise), assets, liabilities, business or results of operations of Parent and its Subsidiaries, or any other developments with respect to Parent or any of its Subsidiaries, in each case whether or not in the ordinary course of business, that, in the aggregate with all other changes and developments, have had, or would reasonably be expected to have, a Parent Material Adverse Effect, and (b) there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) in respect of any shares of the capital stock or other equity securities, or any securities convertible, exercisable or exchangeable for or into shares of capital stock or other equity securities, of Parent or any of its Subsidiaries, other than (x) regular quarterly cash dividends of $.20 per share in respect of the outstanding Parent Common Stock and

(y) dividends and distributions by wholly owned Subsidiaries of Parent; (ii) any change by Parent to its accounting policies, practices or methods; (iii) other than in connection with the exercise, exchange or conversion of Parent Equity Equivalent Securities, any repurchase, redemption or other acquisition of any shares of capital stock or other equity securities or any securities convertible, exchangeable or exercisable for or into shares of capital stock or other equity securities, of Parent or any of its Subsidiaries; or (iv) except as required by applicable law or pursuant to contractual obligations existing as of September 30, 1998, (w) any execution, establishment, adoption or amendment of, or acceleration of rights or benefits under, any agreement relating to severance, any Parent Employee Plan, any employment or consulting agreement or any collective bargaining agreement, (x) any increase in the compensation payable or to become payable to any officer, director or employee of Parent or any of its Subsidiaries (except increases in the ordinary course of business),
(y) any grant of any severance or termination paid to any officer or director of Parent, or (z) any grant of any stock options or other equity related awards other than in the ordinary course consistent with past practice; or (v) any agreement or commitment entered into with respect to the foregoing.

     Section 4.8 LITIGATION; LIABILITIES. (a) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, proceedings, or investigations pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries or any of their respective properties, except as would not, in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect.

          (b) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, neither Parent nor any of its Subsidiaries has or is subject to any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) adequately reflected on the unaudited consolidated balance sheet of Parent and its Subsidiaries (including any related notes thereto) as of December 31, 1998 included in Parent's Annual Report of Form 10-K for the quarter ended December 31, 1998, or (b) which, in the aggregate, would not have, or reasonably be expected to have, a Parent Material Adverse Effect.

     Section 4.9 COMPLIANCE; PERMITS. (a) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective assets or properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, easement, right-of-way or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective assets or properties is bound or affected, except for such conflicts, defaults or violations which, in the aggregate, would not have, or reasonably be expected to have, a Parent Material Adverse Effect.

          (b) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, Parent and its Subsidiaries hold all permits, licenses, easements, rights-of-way, variances, exemptions, consents, certificates, orders and approvals which are material to the operation of the businesses of Parent and its Subsidiaries (collectively, the "PARENT PERMITS"), except where the failure to hold such Parent Permits, in the aggregate, would not have, or reasonably be expected to have, a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except as described in the Parent SEC Reports filed prior to the date hereof or where the failure to so comply, in the aggregate, would not have, or reasonably be expected to have, a Parent Material Adverse Effect.

     Section 4.10 EMPLOYEE MATTERS; ERISA. (a) The Parent Disclosure Letter lists all employee pension benefit plans (as defined in Section 3(2) of ERISA), all employee welfare benefit plans (as defined in Section 3(1) of ERISA), all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other or similar material fringe or employee benefit plans, programs or arrangements, all consulting agreements with former officers and directors of Parent and all employment, termination, change-in-control or severance agreements, in each case, pursuant to which Parent or any of its Subsidiaries may have any liability material to Parent and its Subsidiaries, taken as a whole (together, the "PARENT EMPLOYEE PLANS"), excluding, however, employee benefit plans that are primarily subject to the laws of any jurisdiction outside the United States.

          (b) Except as disclosed in the Parent SEC Reports filed prior to the date hereof, no material liability under Title IV of ERISA has been or is reasonably expected to be incurred by the Parent or any Subsidiary of the Parent or any entity which is considered a single employer with the Parent or any Subsidiary of the Parent under Section 4001(a)(15) of ERISA or Section 414 of the Code (a "PARENT ERISA AFFILIATE"), other than liabilities for premium payments to the PBGC and liabilities that have previously been satisfied.

          (c) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, none of the Parent Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, other than health continuation coverage as required by Section 4980B of the Code or
Part 6 of Title I of ERISA, and none of the Parent Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement and except, in the aggregate, as would not have, or reasonably be expected to have, a Parent Material Adverse Effect, (i) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Parent Employee Plan which could subject Parent or any Parent ERISA Affiliate, directly or indirectly, to any tax, penalty or other liability for prohibited transactions under ERISA or Section 4975 of the Code; (ii) no fiduciary of any Parent Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA; (iii) all Parent Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance with the requirements of applicable law, and Parent and its Subsidiaries have performed all obligations required to be performed by them under and are not in default under or in violation of any of Parent Employee Plans; (iv) each Parent Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, is the subject of a favorable determination letter from the IRS, and, to Parent's knowledge, nothing has occurred which may reasonably be expected to result in the revocation of such determination; (v) all contributions required to be made with respect to any Parent Employee Plan pursuant to Section 412 of the Code and Section 302 of ERISA, or pursuant to the terms of Parent Employee Plan or any collective bargaining agreement, have been made on or before their due dates (including any extensions thereof); (vi) with respect to each Parent Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred for which there is any outstanding liability to Parent or any Parent ERISA Affiliate, nor would the execution, delivery or consummation of the transactions contemplated hereby constitute a reportable event for which the 30-day requirement has not been waived; and (vii) no Parent Employee Plan is under audit or investigation by the IRS, the Department of Labor or the PBGC nor, to the knowledge of Parent, is any such audit or investigation threatened.

          (d) The Parent Disclosure Letter sets forth a true and complete list of each current or former officer or director of Parent or any of its Subsidiaries who holds (i) any Parent Option as of the date of this Agreement, together with the number of shares of Parent Common Stock subject to such option, the exercise price of such option, the vested and unvested portion of such option, whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option; or (ii) any shares of Parent Common Stock that are restricted and the date(s) of lapse of such restrictions. The Parent Disclosure Letter also sets forth the number of options outstanding as of the date hereof and the different exercise prices and expiration dates for such options. In addition, the Parent Disclosure Letter sets forth, in the aggregate, the number of shares of Parent Common Stock underlying (i) all other outstanding rights under Parent Employee Plans (other than plans that are qualified plans under Section 401(a) of the Code) to receive shares of Parent Common Stock, to the extent that such shares of Parent Common Stock are not included in the number of shares set forth in the second sentence of Section 4.3, and
(ii) compensation based on the value of shares of Parent Common Stock.

          (e) The PBGC has not notified Parent regarding the institution of proceedings to terminate any Parent Employee Plan that is subject to Title IV of ERISA (each, a "PARENT DEFINED BENEFIT PLAN"). The Parent Defined Benefit Plans have no accumulated or waived funding deficiencies within the meaning of Section 412 of the Code nor have any extensions of any amortization period within the meaning of Section 412 of the Code or 302 of ERISA been applied for with respect thereto.

          (f) To the knowledge of Parent, all employee benefit plans of Parent and any of its Subsidiaries that are primarily subject to the laws of any jurisdiction outside of the United States have been maintained in compliance with all applicable law (including, if they are intended to qualify for special tax treatment, applicable tax laws), except for noncompliance that would not individually or in the aggregate have a Parent Material Adverse Effect.

          (g) The execution and delivery of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Parent Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee of Parent or any Subsidiary of Parent, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Parent or any Subsidiary of Parent to amend or terminate any Parent Employee Plan. No payment or benefit which is required to be paid or distributed, prior to or after the Closing, by Parent, the Company, the Parent Surviving Corporation or any of their respective Subsidiaries under any Parent Employee Plan or any other plan, program or arrangement of Parent to any current or former employee of Parent or any Subsidiary of Parent will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

     Section 4.11 LABOR MATTERS. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, (i) there are no controversies pending or, to the knowledge of Parent, threatened, between Parent or any of its Subsidiaries and any of their respective employees, which controversies, in the aggregate, have had, or would reasonably be expected to have, a Parent Material Adverse Effect; (ii) neither Parent nor any of its Subsidiaries is in breach of any material collective bargaining agreement or other labor union contract applicable to persons employed by Parent or its Subsidiaries which, in the aggregate, would have, or reasonably be expected to have, a Parent Material Adverse Effect, nor does Parent know of any activities or proceedings of any labor union to organize any significant number of such employees; and (iii) neither Parent nor any of its Subsidiaries is in breach of any material collective bargaining agreement or other labor union contract, nor does Parent have any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Parent or any of its Subsidiaries except, in the aggregate, as would not have, or reasonably be expected to have, a Parent Material Adverse Effect.

     Section 4.12 ENVIRONMENTAL MATTERS. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement and except for those matters, in the aggregate, that would not have, or reasonably be expected to have, a Parent Material Adverse Effect:

          (a) Parent and each of its Subsidiaries, and, to the knowledge of Parent, their respective predecessors, if any, have been at all times operated, and are, in full compliance in all material respects with all applicable Environmental Laws, including all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws.

          (b) Parent and each of its Subsidiaries have obtained, are in compliance with, and have made all appropriate filings for issuance or renewal of, all material Environmental Permits, including, without limitation, those regulating emissions, discharges, or releases of Hazardous Substances, or the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the business of Parent or any of its Subsidiaries.

          (c) All of Parent's and its Subsidiaries' owned or, to the knowledge of Parent, leased real property is free of any Hazardous Substances (except those authorized pursuant to and in accordance with Environmental Permits held by Parent and its Subsidiaries) and free of all contamination arising from, relating to, or resulting from any release, discharge or emission of Hazardous Substances.

          (d) There are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that are based on or related to any Environmental Matters or the failure to have any required Environmental Permits.

          (e) There are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans: (1) that is reasonably likely to give rise to any liability or other obligation under any Environmental Laws that may require Parent or any of its Subsidiaries to incur any actual or potential Environmental Costs, or (2) that is reasonably likely to form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving Parent or any of its

Subsidiaries based on or related to any Environmental Matter or that could require Parent or any of its Subsidiaries to incur any Environmental Costs.

          (f) There are no underground or aboveground storage tanks, incinerators or surface impoundments at, on, or about, under or within any real property owned, operated or controlled in whole or in part by Parent or any of its Subsidiaries.

          (g) Neither Parent nor any of its Subsidiaries has received any notice (written or oral) or other communication that any of them is or may be a potentially responsible person or otherwise liable in connection with any waste disposal site allegedly containing any Hazardous Substances, or other location used for the disposal of any Hazardous Substances, or notice of any failure of Parent or any of its Subsidiaries to comply in any material respect with any Environmental Law or the requirements of any Environmental Permit.

          (h) Neither Parent nor any of its Subsidiaries has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location, or in violation of any Environmental Laws.

          (i) Neither Parent nor any of its Subsidiaries has been in violation of any Environmental Laws, nor has it been requested or required by any Governmental Entity to perform any investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other Environmental Matter.

     Section 4.13 BOARD ACTION; VOTE REQUIRED. (a) Parent's Board of Directors has unanimously approved (including, with respect to the Company and its affiliates and associates, for purposes of Section 203 of the DGCL, Article 12 of Parent's Restated Certificate of Incorporation and paragraph 6 of the Confidentiality Agreement) this Agreement, the Stock Option Agreements, the Voting Agreements and the transactions contemplated hereby and thereby, has adopted a resolution in accordance with Section 151 of the DGCL providing for the issuance, in the event the Alternative Merger is consummated, of shares of Parent Preferred Stock having the powers, rights, designations and preferences and the qualifications, limitations and restrictions described in the Certificate of Designation, has determined that the transactions contemplated hereby and, in the event the Alternative Merger is consummated, the issuance of shares of Parent Common Stock, Parent Preferred Stock and the Depositary Shares pursuant thereto are fair to and in the best interests of Parent and its stockholders and has resolved to recommend to its stockholders that they vote in favor of this Agreement and the Parent Merger. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute applicable to Parent will prevent or otherwise delay the consummation of the transaction as contemplated hereby.

          (b) The Board of Directors of Parent has taken all necessary actions such that, (i) none of the Company or any of its affiliates shall become an "Acquiring Person" (each as defined in the Parent Rights Agreement), and (ii) no "Distribution Date," "Stock Acquisition Date" or "Triggering Event" (each as defined in the Parent Rights Agreement) shall have occurred or shall occur, in each case by reason of the execution, delivery or performance of this Agreement or the Stock Option Agreements or any announcement thereof.

          (c) The affirmative vote of the holders of a majority of all outstanding shares of Parent Common Stock is necessary to approve and adopt this Agreement and the Parent Merger. Such vote is the only vote or approval of holders of shares of any class or series of Parent's capital stock required in connection with this Agreement, the Stock Option Agreements, the Voting Agreements and the transactions contemplated hereby and thereby. No vote of the holders of shares of Parent Common Stock is necessary in connection with the Alternative Merger.

     Section 4.14 OPINION OF FINANCIAL ADVISOR. The Board of Directors of Parent has received the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), dated as of the date of this Agreement, to the effect that, subject to the qualifications and limitations contained therein, as of the date of this Agreement, the Exchange Ratio pursuant to the Parent Merger and the consideration to be paid by Parent in the Alternative Merger, as the case may be, in each case is fair to Parent from a financial point of view.

     Section 4.15 BROKERS. DLJ is the only broker, finder or investment banker or other person entitled to any brokerage, finder's, investment banking or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries. Parent has previously provided to the Company a copy of the letter agreement between DLJ and Parent giving rise to a fee to DLJ.

     Section 4.16 TAX MATTERS. (a) Except as would not, in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect, Parent and its Subsidiaries (i) have timely filed all federal, state and foreign Tax returns required to be filed by any of them for Tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired, and all such returns are correct and complete and (ii) have paid or accrued in accordance with GAAP all Taxes shown to be due and payable on such returns.

          (b) There is no dispute or claim concerning any Tax liability of any of Parent and its Subsidiaries claimed or raised by any authority in writing.

          (c) No written claims that, in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect have been made by an authority in a jurisdiction where any of Parent and its Subsidiaries does not file Tax returns that it is or may be subject to Taxation by that jurisdiction.

          (d) None of Parent and its Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.

          (e) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, nor does Parent have any knowledge of any fact or circumstance with respect to Parent or its Subsidiaries, which would prevent Parent Merger or the Alternative Merger from qualifying as a "reorganization" within the meaning of Section 368 of the Code.

     Section 4.17 PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. Parent is not a "holding company," a "subsidiary company" of a "holding company," an "affiliate of a holding company," or a "public utility company," as such terms are defined in the Holding Company Act.

     Section 4.18 RESTRICTIONS ON BUSINESS ACTIVITIES. Except for this Agreement or as set forth in Parent SEC Reports filed prior to the date of this Agreement, there is no judgment, injunction, order or decree or material agreement (including, without limitation, agreements containing provisions restricting Parent or any of its Subsidiaries from entering or engaging in any line of business, agreements containing geographic restrictions on Parent's or any of its Subsidiaries' ability to operate their respective businesses and agreements containing rights of first refusal, rights of first offer, exclusivity, "requirements" or similar provisions) binding upon Parent or any of its Subsidiaries which has or would reasonably be expected to have the effect of materially prohibiting or impairing the conduct of the business of Parent or any of its Subsidiaries or, to the knowledge of Parent, after the Effective Time, Parent or any of its Subsidiaries, taken together.

     Section 4.19 YEAR 2000. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, the systems operated or used by Parent or any of its Subsidiaries are capable of providing or are being adapted to provide uninterrupted millennium functionality on or after January 1, 2000 to share, record, process and present data in substantially the same manner and with the same functionality as such systems share, record, process and present such data falling on or before December 31, 1999, except, in the aggregate, as would not have, or reasonably be expected to have, a Parent Material Adverse Effect . The costs of the adaptations referred to in the prior sentence, in the aggregate, will not have a Parent Material Adverse Effect.

     Section 4.20 ACCOUNTING MATTERS. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, nor does Parent have any knowledge of any fact or circumstance with respect to Parent or its Subsidiaries, which would prevent the business combination to be effected pursuant to the Parent Merger from being account for as a pooling-of-interests under GAAP or the rules and regulations of the SEC. PricewaterhouseCoopers LLP ("PWC") has advised Parent that it is not aware as of the date of this Agreement of any reason why PWC would be unable to deliver at the Closing the letter referred to in the second sentence of Section 6.13(a).

                                   ARTICLE V

     Section 5.1 INTERIM OPERATIONS OF THE COMPANY. Between the date of this Agreement and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (unless Parent shall otherwise approve in writing or except as otherwise contemplated by this Agreement or disclosed in the Company Disclosure Letter):

               (i) conduct its business in all material respects in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to (x) preserve intact its business organization,
(y) keep available the services of its officers and employees and (z) maintain its existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors and others having business dealings with it; provided that the failure of any officer or employee of the Company or its Subsidiaries to remain an officer or employee of the Company or its Subsidiaries shall not constitute a breach of this covenant;

               (ii) not (A) amend the Restated Certificate of Incorporation or By-laws of the Company; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock or other equity securities; (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of its shares of capital stock or other equity securities, or securities convertible into, exercisable for or exchangeable for, any of its shares of capital stock or other equity securities, other than (x) quarterly cash dividends of $.27 per share in respect of the outstanding shares of Company Common Stock, declared, set aside and paid at such times during the quarter as is consistent with past practice, and (y) dividends and distributions by wholly owned Subsidiaries of the Company; (D) repurchase, redeem or otherwise acquire or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or other equity securities, or securities convertible into, exercisable for or exchangeable for, any of its shares of capital stock or other equity securities (it being understood that this clause
(D) shall not prohibit the exercise, exchange or conversion of Company Equity Equivalent Securities); or (E) enter into any agreement or letter of intent, agreement in principle or similar arrangement to sell, transfer or otherwise dispose of, or purchase or otherwise acquire, in the aggregate, a material amount of assets or properties or any material business by merger, consolidation, transfer or acquisition of shares of capital stock or otherwise;

               (iii) not take any action that to the knowledge of the Company would prevent the business combination to be effected pursuant to the Parent Merger from qualifying for pooling of interests accounting treatment under GAAP and the rules and regulations of the SEC or would prevent the business combination to be effected pursuant to the Parent Merger or the Alternative Merger, as applicable, from qualifying as a "reorganization" within the meaning of Section 368 of the Code;

               (iv) except as required by applicable law or pursuant to contractual obligations in effect as of the date of this Agreement, not (A) execute, establish, adopt or amend, or accelerate rights or benefits under, any agreement relating to severance or change-in-control, any Company Employee Plan, any employment or consulting agreement with current or former officers or directors or any collective bargaining agreement, (B) increase the compensation payable or to become payable to any of its officers, directors or employees (except for increases in the ordinary course of business consistent with past practices), (C) grant any severance or termination pay to any officer or director of the Company, or (D) grant any stock options or other equity related awards;

               (v) not issue, deliver, grant, sell, pledge or otherwise dispose of shares of any class of its capital stock, other equity securities, or any securities convertible, exercisable or exchangeable for or into, any such shares or other equity securities, except upon the exercise, exchange or conversion of Company Equity Equivalent Securities;

               (vi) not change its accounting policies, practices or methods except as required by GAAP or by the rules and regulations of the SEC;

               (vii) not (x) take any action to amend the Company Rights Agreement, (y) redeem the rights subject to the Company Rights Agreement, or (z) take any action to render inapplicable, or to exempt any third party from, any provision of the Restated Certificate of Incorporation of the Company or any statute referred to in Section 6.15;

               (viii) not take any action that would be reasonably likely to result in any of the conditions set forth in Article VII of this Agreement not being satisfied or that would impair the ability of the Company to consummate the transactions contemplated hereby in accordance with the terms hereof or delay such consummation;

               (ix) not take any action to cause the shares of Company Common Stock to cease to be listed on the NYSE;

               (x) not waive any of its rights under, or release any other party from such other party's obligation under, or amend any provision of any standstill agreement;

               (xi) not issue, deliver, grant, sell, pledge or otherwise dispose of any bonds, debentures, notes or other indebtedness, in each case having the right to vote together with the Company's stockholders on any matter; and

               (xii) not enter into any commitments or agreements to do any of the foregoing.

     Section 5.2 INTERIM OPERATIONS OF PARENT. Between the date of this Agreement and the Effective Time, Parent shall, and shall cause each of its Subsidiaries to (unless the Company shall otherwise approve in writing or except as otherwise expressly contemplated by this Agreement or disclosed in the Parent Disclosure Letter):

               (i) conduct its business in all material respects in the ordinary course and, to the extent consistent therewith, use reasonable best efforts to
(x) preserve intact its business organization, (y) keep available the services of its officers and employees and (z) maintain its existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, and others having business dealings with it; provided that the failure of any officer or employee of Parent or its Subsidiaries to remain an officer or employee of Parent or its Subsidiaries shall not constitute a breach of this covenant.

               (ii) not (A) amend the Restated Certificate of Incorporation or By-laws of Parent; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock or other equity securities; (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of its shares of capital stock or other equity securities, or securities convertible into, exercisable for or exchangeable for, any of its shares of capital stock or other equity securities, other than (x) quarterly cash dividends of $.20 per share in respect of the outstanding shares of Parent Common Stock, declared, set aside and paid at such times during the quarter as is consistent with past practice, and (y) dividends and distributions by wholly owned Subsidiaries of Parent; (D) repurchase, redeem or otherwise acquire or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or other equity securities, or securities convertible into, exercisable for or exchangeable for, any of its shares of capital stock or other equity securities (it being understood that this clause
(D) shall not prohibit the exercise, exchange or conversion of Parent Equity Equivalent Securities); or (E) enter into any agreement, letter of intent, agreement in principle or similar agreement to sell, transfer or otherwise dispose of, or purchase or otherwise acquire assets of any business that generated net revenues or net income in the most recently completed fiscal year constituting, or is comprised of net assets having a book value equal to, 25% or more of the consolidated net revenue or net income of Parent for its most recently completed fiscal year, or the consolidated net assets of Parent, as applicable, by merger, consolidation, transfer or acquisition of shares of capital stock or otherwise;

               (iii) not take any action that to the knowledge of Parent would prevent the business combination to be effected pursuant to the Parent Merger from qualifying for pooling of interests accounting treatment under GAAP and the rules and regulations of the SEC or would prevent the business combination to be effected pursuant to the Parent Merger or the Alternative Merger, as applicable, from qualifying as a "reorganization" within the meaning of Section 368 of the Code;

               (iv) except as required by applicable law or pursuant to contractual obligations in effect as of the date of this Agreement, not (A) execute, establish, adopt or amend, or accelerate rights or benefits under, any agreement relating to severance or change-in-control or any Parent Employee Plan (provided that Parent and its Subsidiaries shall be permitted hereunder to (i) enter into or amend consulting, employment and collective bargaining agreements and (ii) to amend its Key Executive Severance Protection Plan and Employee Severance Protection Plan to exclude the employees of the Company and its Subsidiaries from participating therein following the Effective Time), (B) increase the compensation payable to any of its officers, directors or employees (except for increases in the ordinary course consistent with past practices),
(C) grant any severance or termination pay to an officer or director of Parent, or (D) grant any stock options or other equity related awards;

               (v) not issue, deliver, grant, sell, pledge or otherwise dispose of shares of any class of its capital stock, other equity securities, or any securities convertible, exercisable or exchangeable for or into, any such shares as other equity securities, except (x) upon the exercise, exchange or conversion of Parent Equity Equivalent Securities, and (y) in connection with a purchase or acquisition permitted under Section 5.2 (ii)(E), provided that the issuance, delivery, grant, sale, pledge or other disposition does not require the approval of the stockholders of Parent under the rules of the NYSE or applicable law;

               (vi) not change its accounting policies, practices or methods except as required by GAAP or by the rules and regulations of the SEC;

               (vii) not (x) take any action to amend the Parent Rights Agreement, (y) redeem the rights subject to the Parent Rights Agreement or (z) take any action to render inapplicable, or to exempt any third party from, any provision of the Restated Certificate of Incorporation of Parent or any statute referred to in Section 6.15.

               (viii) not take any action to cause the shares of Parent Common Stock to cease to be listed on the NYSE;

               (ix) not take any action that would be reasonably likely to result in any of the conditions set forth in Article VII hereof not being satisfied or that would impair the ability of Parent to consummate the transactions contemplated hereby in accordance with the terms hereof or delay such consummation;

               (x) not waive any of its rights under, or release any other party from such other party's obligations under, or amend any provision of, any standstill agreement;

               (xi) not issue, deliver, grant, sell, pledge or otherwise dispose of any bonds, debentures, notes or other indebtedness, in each case having the right to vote together with Parent's stockholders on any matter; and

               (xii) not enter into any commitments or agreements to do any of the foregoing.

     Section 5.3 NO SOLICITATION. (a) Neither the Company nor Parent shall, nor shall either permit its respective Subsidiaries to, or authorize any of its officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives ("REPRESENTATIVES") to, (i) directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of any Takeover Proposal (defined below), or (ii) directly or indirectly engage in negotiations or provide any confidential information or data to any person relating to any Takeover Proposal; provided, however, that at any time prior to the date of the Company's stockholders' meeting contemplated by Section 6.1 (the "APPLICABLE PERIOD"), in the case of the Company, or at any time prior to the date of Parent's stockholders' meeting contemplated by Section 6.1, in the case of Parent, the Company or Parent, as applicable, may, in response to a Superior Proposal (as defined below) which was not solicited by it and which did not otherwise result from a breach of this Section 5.3(a), and subject to providing prior written notice of its decision to take such action to the other party (the "NOTICE") and compliance with Section 5.3(c) following delivery of the Notice (x) furnish information with respect to the Company or Parent, as applicable, and/or its Subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement (as determined by such party after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Superior Proposal.

          (b) (i) Neither the Board of Directors of the Company nor any committee thereof shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Board of Directors of the Company or any such committee of the Parent Merger, the Alternative Merger or this

Agreement, (y) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement (other than a confidentiality agreement in connection with a Superior Proposal which is entered into by such party in accordance with Section 5.3(a)) relating to any Takeover Proposal (each, an "ACQUISITION AGREEMENT"), or (z) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, in response to a Superior Proposal which was not solicited by the Company and which did not otherwise result from a breach of Section 5.3(a), the Board of Directors for the Company may (subject to this sentence) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to any Superior Proposal), but only at a time that is during the Applicable Period and is after the fifth business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has resolved to accept a Superior Proposal (subject to such termination), specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

               (ii) Neither the Board of Directors of Parent nor any committee thereof shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the approval by the Board of Directors of Parent of this Agreement and the transactions contemplated hereby or the recommendation by the Board of Directors of the Parent Merger, (y) approve any Acquisition Agreement or (z) approve or recommend, or propose to approve or recommend, any Takeover Proposal.

          (c) Each party promptly shall advise the other party orally and in writing of any Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Takeover Proposal, the identity of the person making any such Takeover Proposal or inquiry and the material terms of any such Takeover Proposal or inquiry. Such party shall keep the other party fully informed of the status and material terms of any such Takeover Proposal or inquiry.

          (d) The Company and Parent shall each immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other persons conducted heretofore with respect to any Takeover Proposal.

          For purposes of this Agreement, a "TAKEOVER PROPOSAL" with respect to the Company or Parent, as applicable, means any inquiry, proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or the assets of the Company or Parent, as applicable, and its Subsidiaries, taken as a whole, or 25% or more of any class of equity securities of the Company or Parent, as applicable, or any of its Subsidiaries, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of the Company or

Parent, as applicable, or any of its Subsidiaries, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or Parent, as applicable, or any of its Subsidiaries that constitutes 25% or more of the net revenues, net income or the assets of the Company or Parent, as applicable, and its Subsidiaries taken as a whole, in each case other than the transactions contemplated by this Agreement, the Stock Option Agreements and the Voting Agreements and transactions permitted under Sections 5.1 or 5.2, as applicable. Each of the transactions referred to in clauses (i) - (iii) of the foregoing definition of Takeover Proposal, other than the transactions contemplated by this Agreement or by the Stock Option Agreements and the Voting Agreements and transactions permitted under Sections 5.1 or 5.2, as applicable, is referred to herein as an "ACQUISITION TRANSACTION."

          For purposes of this Agreement, a "SUPERIOR PROPOSAL" with respect to the Company or Parent, as applicable, means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock or Parent Common Stock, as applicable, then outstanding or at least 50% of the assets of the Company or Parent, as applicable, and its Subsidiaries, taken together, and if (x) the proposal is otherwise on terms which the Board of Directors of the Company or Parent, as applicable, determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation and such other matters as the Board of Directors of the Company or Parent, as applicable, deems relevant) to be more favorable to the Company's stockholders or Parent's stockholders, as applicable, than the Parent Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company or Parent, as applicable, is reasonably capable of being obtained by such third party and (y) such Board of Directors, after considering such matters as such Board of Directors deems relevant (including the written opinion of outside counsel), determines in good faith that, in the case of the Company and Parent, furnishing information to the third party, participating in discussions or negotiations with respect to the Superior Proposal or withdrawing or modifying its recommendation or recommending a Takeover Proposal, as applicable, or, in the case of the Company only, terminating this Agreement, is required for the Board of Directors of the Company or Parent, as applicable, to comply with its fiduciary duties to the Company or Parent, as applicable, and its stockholders under applicable law.

          (e) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act.

                                   ARTICLE VI

     Section 6.1 MEETINGS OF STOCKHOLDERS. Each of Parent and the Company will take all action necessary in accordance with applicable law and its articles or certificate of incorporation, as applicable, and bylaws to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable to consider and vote upon the approval and adoption of this Agreement, the Parent Merger and the Alternative Merger in the case of the Company, or the approval and adoption of this Agreement and the Parent Merger, in the case of Parent. The Board of Directors of each such party shall recommend that its stockholders vote in favor of the approval and adoption of this Agreement, the Parent Merger and the Alternative Merger, in the case of the Company, or the approval and adoption of this Agreement and the Parent Merger, in the case of Parent, and such recommendations shall be included in the Joint Proxy Statement/Prospectus (as defined in Section 6.4); provided, however, that nothing contained in Section 5.3(b) or this Section 6.1 shall require the Board of Directors of either party to make any recommendation or refrain from making any recommendation with respect to a Superior Proposal, which such Board of Directors, after considering such matters as such Board of Directors deems relevant (including the written advice of outside counsel), determines in good faith would result in a breach of its fiduciary duty under applicable law. Each of such parties shall take all lawful action necessary or advisable to solicit the approval of its respective stockholders including, without limitation, timely mailing to its stockholders the Joint Proxy Statement/Prospectus as promptly as practicable after the Form S-4 (as defined in Section 6.4) shall be declared effective. The parties shall coordinate and cooperate with respect to the timing of such meetings and shall, unless otherwise agreed, hold such meetings on the same day.

     Section 6.2 FILINGS; OTHER ACTION. (a) Subject to the terms and conditions herein provided, each of the Company and Parent shall (i) cooperate with the other in (x) determining which other notices, reports or filings are required to be made prior to the Effective Time with, and which other waivers, consents, approvals or authorizations are required to be obtained prior to the Effective Time in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (y) timely making all such notices, reports or filings and timely seeking all such waivers, consents, approvals or authorizations; and (ii) furnish the other party with such necessary information regarding itself and its Subsidiaries and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary notices, reports or filings, or submissions of information to any Governmental Entity.

          (b) Each of Parent and the Company shall give prompt notice to the other party of the following:

               (x) the occurrence of or failure to occur of any event the occurrence or failure to occur of which would be likely to result in (i) any condition set forth in Article VII being incapable of being satisfied or (ii) a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable;

               (y) any failure of such party to comply in any material respect with any of its covenants or agreements hereunder; and

               (z) such party becoming aware that statements relating to such party or any of its Subsidiaries set forth in the Joint Proxy Statement/Prospectus or the Form S-4 contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make such statements therein, in light of the circumstance under which they were made, not misleading.

          Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 6.2(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 6.3 PUBLICITY. The parties agree that the initial press release with respect to this Agreement and the transactions contemplated hereby shall be a joint press release (to include such text as the parties may mutually agree). Thereafter, subject to their respective legal obligations (including requirements of securities exchanges and other similar regulatory bodies), Parent and the Company shall consult with each other and use their reasonable best efforts to agree upon the text of any press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any public statement or disclosure required by any Governmental Entity, securities exchange or other similar regulatory body with respect thereto.

     Section 6.4 REGISTRATION STATEMENTS. The parties shall cooperate and promptly prepare, and Parent shall file with the SEC as soon as practicable a registration statement on Form S-4 (the "FORM S-4") under the Securities Act, with respect to the shares of Parent Common Stock issuable in the Parent Merger and the shares of Parent Common Stock and the Depositary Shares issuable in the Alternative Merger, a portion of which Form S-4 shall also serve as the joint proxy statement with respect to the meetings of the stockholders of each of Parent and the Company in connection with this Agreement and the transactions contemplated hereby and a prospectus with respect to the shares of Parent Common Stock and Depositary Shares issuable pursuant to the transactions contemplated hereby (the "JOINT PROXY STATEMENT/PROSPECTUS"). The parties will cause the Joint Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. The parties agree to use reasonable best efforts and shall cooperate to have the Form S-4 declared effective by the SEC as promptly as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Applicable Transaction and Parent shall use reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "blue sky" permits or approvals required in connection with the issuance of shares of Parent Common Stock and Depositary Shares pursuant to the transactions contemplated hereby (provided that Parent shall not be required to qualify to do business in any jurisdiction in which it is not now so qualified). Each of Parent and the Company agrees that the information provided by it for inclusion in the Form S-4 and the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof to stockholders, at the time of the respective meetings of the stockholders of the parties, and at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each party will advise the other promptly after it receives notice thereof of the time when the Form S-4 has or is to become effective or when any supplement or amendment has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. The parties will provide each other with reasonable opportunity to review and comment on any amendments or supplements to the Form S-4 and/or the Joint Proxy Statement/Prospectus prior to filing such amendments or supplements with the SEC, and further agree that each party will be provided with such number of copies of all filings made with the SEC as such party or Parent (if applicable) shall reasonably request. No filings of the Form S-4 or the Joint Proxy Statement/Prospectus (or any amendments or supplements to either of them) shall be made without the approval of both parties (which consent shall not be unreasonably withheld).

     Section 6.5 LISTING APPLICATION. Parent shall promptly prepare and submit to the NYSE a listing application with respect to the shares of Parent Common Stock and Depositary Shares issuable in the transactions contemplated hereby, and Parent shall use reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such shares of Parent Common Stock and Depositary Shares on the NYSE, subject to official notice of issuance.

     Section 6.6 FURTHER ACTION. Each of the parties shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, use reasonable best efforts to perform such further acts and execute such documents as may be reasonably required to effect the transactions contemplated hereby. Each of the parties will comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the Stock Option Agreements and the transactions contemplated hereby and thereby. Each of the parties agrees to use reasonable best efforts to obtain in a timely manner all necessary waivers, consents, approvals, orders, authorizations and opinions, to effect all necessary registrations and to make all notices, reports and filings, and use reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby.

     Section 6.7 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the Parent Merger and the Alternative Merger, shall be paid by the party hereto incurring such costs or expenses except as expressly provided herein and except that (a) the filing fees in respect of filings made pursuant to HSR Act, (b) filing fees in connection with the filing of the Form S-4 and Proxy Statement/Prospectus with the SEC, (c) all filing fees in connection with any filing, permits or approvals made or obtained under applicable state securities and "blue sky" laws, (d) all printing, mailing and related expenses incurred in connection with the printing and mailing of the Proxy Statement/Prospectus and (e) all other expenses not directly attributable to any one of the parties, shall be shared equally by Parent and the Company.

     Section 6.8 ACCESS TO INFORMATION. (a) From the date of this Agreement to the Effective Time, each of Parent and the Company shall, and shall cause its respective Subsidiaries, and its and their Representatives to, afford the Representatives of the other party reasonable access at reasonable times upon reasonable notice to each of the party's and its Subsidiaries' officers, employees, auditors, counsel, agents, properties, offices and other facilities and to all of their respective books and records, and shall furnish the other party with all financial, operating and other data and information as such other party may reasonably request, in each case only to the extent, in the judgment of counsel to such party, permitted by law, including antitrust law.

          (b) Each of Parent and the Company agrees that all information so received from the other party shall be deemed received pursuant to the Confidentiality Agreement, and that party shall, and shall cause its affiliates and each of its and their Representatives to, comply with the provisions of the applicable Confidentiality Agreement with respect to such information, and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth in this Agreement.

     Section 6.9 INSURANCE; INDEMNITY. (a) The Surviving Corporation shall, and, if applicable, Parent shall cause the Surviving Corporation to, maintain in effect for not less than six years after the Effective Time the current directors' and officers' insurance policies (or policies containing substantially similar coverage) of the Company with respect to acts or failures to act prior to or as of the Effective Time (other than to the extent the available limit of any such insurance policy may be reduced or exhausted by reason of the payment of claims thereunder); provided, however, that in order to maintain or procure such coverage, neither Parent nor the Surviving Corporation, as applicable, shall be required to pay, in the aggregate, an annual premium in excess of 200% of the current annual premium paid by Parent or the Company for its existing coverage (the "CAP AMOUNT"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap Amount, the Parent and the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying, in the aggregate, an annual premium equal to the Cap Amount. From and after the Effective Time, the Surviving Corporation shall, and, if applicable, Parent shall cause the Surviving Corporation to, indemnify and hold harmless, and provide advancement of expenses to, to the fullest extent permitted under applicable law, each person who is a current or former officer or director of the Company or Subsidiaries (each, an "INDEMNIFIED PARTY") against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "ACTION"), the indemnifying party shall control the defense of such Action with counsel selected by it; provided, however, that the Indemnified Party shall be permitted to participate in the defense of such Action through counsel selected by it at the Indemnified Party's expense.

          (b) Parent agrees that, in the event the Alternative Merger is consummated, the provisions of the Company Restated Certificate of Incorporation and By-laws in effect as of the date of this Agreement affecting the Indemnified Parties' rights to indemnification, limitation of liability and advancement of expenses shall survive the consummation of the Alternative Merger and shall continue in full force and effect, without any amendment thereto (unless required by DGCL or federal law), for a period of six years from the Effective Time. Parent agrees that, in the event the Parent Merger is consummated the Indemnified Parties shall for a period of six years after the Effective Time, be entitled to the benefit of the provisions of Parent's Restated Certificate of Incorporation and By-laws relating to indemnification, limitation of liability and advancement of expenses of officers and directors of Parent.

          (c) The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     Section 6.10 EMPLOYEE BENEFIT PLANS. (a) From and after the Effective Time, subject to applicable law, the Parent Surviving Corporation shall assume and honor the obligations of the Company and its Subsidiaries under all existing
Company Employee Plans and shall perform the obligations of the Company and its Subsidiaries under such Company Employee Plans in the same manner and to the same extent that the Company and its Subsidiaries would have been required to perform thereunder; provided, however, that, except as otherwise explicitly provided, nothing herein shall be construed to prevent, on or following the Effective Time, (i) the termination of employment of any individual who immediately prior to the Effective Time was an employee of the Company or any of its Subsidiaries (such employees, the "COMPANY EMPLOYEES") or (ii) the amendment and termination of any Company Employee Plan to the extent permitted by the terms thereof and applicable law.

          (b) Following the Effective Time, subject to applicable law, the Parent Surviving Corporation intends to, or intends to cause one or more of its Subsidiaries to, provide compensation and employee benefits to the Company Employees which will be substantially similar, in the aggregate, to the compensation and employee benefits that the Parent Surviving Corporation provides to similarly situated employees other than the Company Employees (the employees other than the Company Employees, the "PARENT EMPLOYEES") (excluding, however, participation in the El Paso Energy Corporation Key Executive Severance Protection Plan and the El Paso Energy Corporation Employee Severance Protection
Plan), including without limitation participation in the El Paso Energy Corporation Employee Stock Purchase Plan (so long as such plan has been approved by stockholders of Parent prior to the Effective Time and is in effect with respect to the Parent Employees).

          (c) To the extent that any employee benefit plan is made available to Company Employees on or following the Effective Time, the Parent Surviving Corporation shall, or shall cause one of its Subsidiaries to, grant Company Employees credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility and vesting (but not benefit accrual), to the extent that service of Parent Employees is recognized for any such purpose. Notwithstanding the foregoing sentence, credit for service with the Company and its Subsidiaries shall be given for the purposes of cash balance pay credit, the Extended Illness Bank, Paid Time Off, and employee recognition awards; provided, further, that the foregoing sentence shall not be applied to service if its application would cause such plan to violate ERISA or the Code. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all Parent Employee Plans, or any other employee benefit plans sponsored by the Parent Surviving Corporation and its Subsidiaries (such plans, collectively, the "New Plans") to the extent coverage under such plan replaces coverage under a comparable Company Employee Plan in which such employee participates immediately before or at any time after the Effective Time (such plans, collectively, the "Old Plans"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Company Employee, the Parent Surviving Corporation shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and the Parent Surviving Corporation shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

          (d) Without limiting the generality of the foregoing, Parent and the Company agree to the matters set forth on Section 6.10 of the Parent Disclosure Letter, and the Parent Surviving Corporation shall comply therewith.

          (e)  (i) No written communication shall be made to Company
Employees regarding the compensation and employee benefits to be provided at and following the Effective Time without the express consent of Parent, which consent shall not be unreasonably withheld; and (ii) the Company shall cause no oral communication to be made regarding compensation and employee benefits that
(x) establishes obligations of Parent or the Parent Surviving Corporation or any of their Subsidiaries other than as set forth herein or (y) increases any such obligations.

     Section 6.11 CERTAIN APPOINTMENTS. The Board of Directors of Parent shall take such action as is necessary so that as of the Effective Time it has 15 members, 9 of whom are persons designated by the Board of Directors of Parent prior to the Effective Time (no more than one such person being an insider of Parent) (the "PARENT DESIGNEES") and 6 of whom are persons designated by the Board of Directors of the Company prior to the Effective Time (no more than one such person being an insider of the Company and no more than one such person being a Major Company Stockholder) ("COMPANY DESIGNEES"). If any Company Designee or Parent Designee is over the age of 68 at the Effective Time, Parent shall waive any age limitation applicable to members of the Board of Directors, with respect to such Company Designee or Parent Designee, as applicable. After the Effective Time, Parent will not discriminate between Company Designees and Parent Designees in making any determination with respect to the waiver of the age limitation applicable to members of the Board of Directors, it being understood that such determinations are made on a case-by-case basis and it being further understood that Parent waives such age limitation for Selim K. Zilkha. Notwithstanding anything set forth in this Section 6.11, Selim K. Zilkha shall be nominated by the Parent's Board of Directors (or nominating committee or other committee performing similar functions) for election to serve as a director of Parent for so long as Selim K. Zilkha and members of his immediate family and trusts therefor own at least 5% of the then outstanding shares of the

Parent Common Stock. As of and from the Effective Time through December 31, 2000, Ronald L. Kuehn, Jr. shall be the Non-Executive Chairman of the Parent's Board of Directors and thereupon the Parent's Board of Directors shall appoint William A. Wise Chairman of the Parent's Board of Directors to replace Ronald L. Kuehn, Jr.

     Section 6.12 AFFILIATES. (a) Not less than 45 days prior to the Closing Date, each of Parent and the Company (i) shall have delivered to the other party a letter identifying all Persons who, in the opinion of the party delivering such letter, may be, as of the date this Agreement is submitted for approval by such party's shareholders, its "affiliates" for purposes of SEC Accounting Series Release 135 and/or, in the case of the Company, for purposes of Rule 145 under the Securities Act, and (ii) shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" of it in such letter to deliver, as promptly as practicable but in no event later than 30 days prior to the Closing (or such later date as the parties may agree), a signed agreement, in the case of affiliates of the Company, to the Company and Parent substantially in the form attached as EXHIBIT F hereto, and in the case of affiliates of Parent, to Parent and the Company substantially in the form attached as EXHIBIT G hereto. Each of Parent and the Company shall, after the date hereof and prior to the Closing, notify the other party from time to time after the delivery of the letter described in the prior sentence of any Person not identified in such letter who then is, or may be, such an "affiliate" and use reasonable best efforts to cause each additional Person who is identified as an "affiliate" to execute a signed agreement as set forth in this Section 6.12(a).

          (b) Parent shall use its reasonable best efforts to publish or cause to be published no later than 30 days after the end of the first month after the Effective Time (which month may be the month in which the Effective Time occurs) in which there are at least 30 days of post-Merger combined operations, combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

     Section 6.13 POOLING-OF-INTERESTS. (a) Parent shall use reasonable best efforts to cause to be delivered to the Company two letters from PWC, one dated the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Parent and the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. If the Parent Merger is being consummated, Parent shall use reasonable best efforts to cause to be delivered to the Company a letter from PWC, dated as of the Closing Date, stating that PWC concurs with Parent's management's conclusion that accounting for the Parent Merger as a pooling-of-interests under Opinion 16 of the Accounting Principles Board is appropriate if the Parent Merger is closed and consummated in accordance with the terms hereof.

          (b) The Company shall use reasonable best efforts to cause to be delivered to Parent two letters from E&Y, one dated the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to the Company and Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statement similar to the Form S-4. If the Parent Merger is being consummated, the Company shall use reasonable best efforts to cause to be delivered to Parent a letter from E&Y, dated as of the Closing Date, stating that E&Y concurs with the Company's management's conclusion that the Company is eligible to participate in a transaction accounted for as a pooling-of-interests under Opinion 16 of the Accounting Principles Board.

          (c) Each of the parties will use reasonable best efforts to cause the Parent Merger to be accounted for as a "pooling-of-interests" in accordance with GAAP and the rules and regulations of the SEC, and each party agrees that it will not take any action that it knows, or could reasonably expect, will cause such accounting treatment not to be obtained.

     Section 6.14 CERTIFICATE OF DESIGNATION; DEPOSITARY AGREEMENT. If the Depositary Shares are required to be issued in the Merger, prior to or as of the Effective Time, Parent shall file with the Secretary of State of the State of Delaware a Certificate of Designation in the form of Exhibit E hereto (as revised in accordance with Section 2.1(b) and shall enter into the Depositary Agreement with the Depositary.

     Section 6.15 TAKEOVER STATUTES. If any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is or may become applicable to the transactions contemplated hereby, each of the parties hereto and its Board of Directors shall grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

     Section 6.16 TAX-FREE MERGER. Each of the parties will use reasonable best efforts to cause the Applicable Transaction to qualify as a tax-free "reorganization" under Section 368 of the Code.

     Section 6.17 NAME; HEADQUARTERS. After the Effective Time, the name of Parent shall be "El Paso Energy Corporation" and the headquarters of Parent shall continue to be located in Houston, Texas. The headquarters of the Company's Subsidiary, Southern Natural Gas Company and the entities that as of the date hereof are (x) Subsidiaries thereof and (y) operate natural gas pipelines shall continue to be located in Birmingham, Alabama, after the Effective Time.

     Section 6.18 EMPLOYMENT MATTERS. (a) Parent shall or, if Section 1.2(c) applies, shall cause Newco, to offer to enter into a termination and consulting agreement with Ronald L. Kuehn, Jr., to become effective as of the Effective Time, which shall be in the form of Exhibit G to this Agreement.

     Section 6.19 SECTION 16(B). Parent shall take all such steps as may be required to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of the Company or (b) at the Effective Time, will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

     Section 6.20 REASONABLE BEST EFFORTS. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Applicable Transaction and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Applicable Transaction or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other Regulatory Law (as defined below) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Nothing in this Section 6.20 shall require any of Parent and its Subsidiaries or the Company and its Subsidiaries to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or the conduct of their business in a specified manner, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason, if such sales, holdings separate of assets or other dispositions or the conduct of their business in a specified manner, individually or in the aggregate, is not conditioned on the Closing or would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries, taken together, after giving effect to the Applicable Transaction; it being understood, moreover, that Parent and its Subsidiaries shall not be obligated pursuant to this Agreement to take any action that would reasonably likely have a material adverse effect on or with respect to Tennessee Gas Pipeline Company.

          (b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.20(a) to obtain all requisite material approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of the competition.

          (c) Subject to the terms and conditions of this Agreement, in furtherance and not in limitation of the covenants of the parties contained in Sections 6.20(a) and 6.20(b), if any administrative or judicial action or proceeding, including and proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of Parent and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.20 shall limit a party's right to terminate this Agreement pursuant to Article VIII.

          (d) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Parent and the Company shall use reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

                                  ARTICLE VII

     Section 7.1 CONDITIONS TO OBLIGATIONS OF THE PARTIEs. The respective obligation of each of the parties hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions:

          (a) Stockholders' Approval. This Agreement, Parent Merger and the Alternative Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with the Restated Certificate of Incorporation of the Company and DGCL.

          (b) Legality. No statute, rule, regulation or other law and no order, decree or injunction shall have been enacted, issued, promulgated, entered or issued by any Governmental Entity of competent jurisdiction which is in effect and has the effect of making the consummation of the Applicable Transaction illegal or prevents or prohibits consummation of the transactions contemplated hereby. Each party agrees that, in the event that any such order, decree or injunction shall be entered or issued, it shall use all reasonable best efforts to cause such order, decree or injunction to be lifted or vacated.

          (c) HSR Act. The waiting period (or any extension thereof) under the HSR Act applicable to transactions contemplated hereby shall have expired or been terminated.

          (d) Regulatory Consents. All waivers, consents, approvals, orders and authorizations of, and notices, reports and filings with, Governmental Entities necessary for the consummation of the transactions contemplated hereby (other than those matters addressed in Section 7.1(c)) shall have been obtained or made and shall be in full force and effect without the imposition of any terms, conditions, restrictions or limitations, except for the imposition of any terms, conditions, restrictions and limitations in respect of, and failures to have obtained or made, or failures to be in full force and effect of, such waivers, consents, approvals, orders, authorizations, notices, reports or filings which, in the aggregate, would not have, or reasonably be expected to have, a Parent Material Adverse Effect or a Company Material Adverse Effect.

          (e) Form S-4 Effective; State Securities Approvals. The Form S-4 shall have become effective, and no stop order suspending the effectiveness of the Form S-4 shall then be in effect and no proceeding for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened, and all material necessary approvals and permits under state securities or "blue sky" laws relating to the issuance of shares of Parent Common Stock, in the event the Parent Merger is being consummated, or Parent Common Stock and Depositary Shares, in the event of the Alternative Merger is being consummated, shall have been obtained.

          (f) NYSE Listing. The shares of Parent Common Stock, in the event the Parent Merger is being consummated, or Parent Common Stock and Depositary Shares, in the event the Alternative Merger is being consummated, to be issued pursuant to the Parent Merger or the Alternative Merger, as applicable, shall have been duly approved for listing on the NYSE, subject to official notice of issuance.

          (g) Pooling Letters. In the event the Parent Merger is being consummated, the Company shall have received and delivered to Parent and Parent's independent public accountants, a letter from E&Y, dated as of the Closing Date, stating that E&Y concurs with the Company's management's conclusion that the Company is eligible to participate in a transaction with Parent accounted for as a pooling-of-interests under Opinion 16 of the Accounting Principles Board, and Parent shall have received and delivered to the Company and the Company's independent public accountants, a letter from PWC, dated as of the Closing Date, stating that PWC concurs with Parent's management's conclusion that accounting for the Parent Merger as a pooling-of-interests under Opinion 16 of the Accounting Principles Board is appropriate if the Parent Merger is closed and consummated in accordance with the terms hereof.

     Section 7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT. The obligations of Parent to consummate the transactions contemplated hereby shall also be subject to the satisfaction or waiver of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct when made and as of the Closing Date as if made on and as of such date (provided that such representations and warranties which are by their express provisions made as of a specific date need be true and correct only as of such specific date), except to the extent that any failures of such representations and warranties to be so true and correct, in the aggregate, would not have, or reasonably be expected to have, a Company Material Adverse Effect (disregarding for these purposes any materiality qualifications therein contained).

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except that the Company shall have performed or complied in all respects with the covenants and agreements contained in Section 5.1(ii).

          (c) Certificate. Parent shall have received a certificate of an executive officer of the Company that the conditions set forth in paragraphs (a) and (b) above have been satisfied.

          (d) Tax Opinions. Parent shall have received an opinion of Fried, Frank, Harris, Shriver & Jacobson, dated as of the Closing Date, in form and substance reasonably satisfactory to it, substantially to the effect that, on the basis of the facts and assumptions described in the opinion, the Applicable Transaction constitutes a tax-free reorganization under Section 368 of the Code. In rendering such opinion, counsel may require and rely upon representations and warranties and covenants, including those contained herein, or in certificates of officers of Parent, the Company and others.

     Section 7.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the transactions contemplated hereby shall also be subject to the satisfaction or waiver of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct when made, and as of the Closing Date as if made on and as of such date (provided that such representations and warranties which are expressly made as of a specific date need be true and correct only as of such specific date), except to the extent that any failures of such representations and warranties to be so true and correct, in the aggregate, would not have, or reasonably be expected to have, a Parent Material Adverse Effect (disregarding for these purposes any materiality qualifiers therein contained).

          (b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except that Parent shall have performed or complied in all respects with the covenants contained in Section 5.2(ii).

          (c) Certificate. The Company shall have received a certificate of an executive officer of Parent that the conditions set forth in the paragraphs
(a) and (b) above have been satisfied.

          (d) Tax Opinion. The Company shall have received the opinion of Wachtell, Lipton, Rosen & Katz, dated as of the Closing Date, in form and substance reasonably satisfactory to it, substantially to the effect that, on the basis of the facts and assumptions described in the opinion, the Applicable Transaction constitutes a tax-free reorganization under Section 368 of the Code. In rendering such opinion, counsel may require and rely upon representations and covenants including those contained in this Agreement or in certificates of officers of the parties and others.

                                  ARTICLE VIII

     Section 8.1 TERMINATION. This Agreement may be terminated at any time before the Effective Time, whether before or after this Agreement, the Parent Merger and the Alternative Merger have been approved and adopted by the stockholders of the Company or this Agreement and the Parent Merger have been approved and adopted by the stockholders of Parent, as follows:

          (a)  by mutual written consent of each of Parent and the Company;

          (b) by Parent or the Company, if the Effective Time shall not have occurred on or before March 31, 2000 (the "TERMINATION DATE"); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) by Parent or the Company, if a Governmental Entity shall have issued an order, decree or injunction or taken any other action (in each case, which the terminating party has used reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 6.20) having the effect of making the transactions contemplated hereby illegal or permanently prohibiting the consummation thereof, and such order, decree or injunction shall have become final and nonappealable (but only if such party shall have used all reasonable best efforts to cause such order, decree or injunction to be lifted or vacated in accordance with Section 6.20);

          (d) by either Company or Parent, if there shall have been a material breach by the other of any of the other's representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2(a) or (b) (in the case of a breach by the Company) or Section 7.3(a) or (b) (in the case of a breach by Parent), and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 20 days after written notice thereof shall have been received by the party alleged to be in breach;

          (e) by Parent, if the Board of Directors of the Company or any committee of the Board of Directors of the Company, whether or not permitted pursuant to the terms hereof, (w) shall fail to reaffirm its approval or recommendation of this Agreement, the Parent Merger and the Alternative Merger within 15 days after a request by Parent (provided that Parent make such request only once with respect to any Takeover Proposal), (x) shall withdraw or modify in any manner adverse to Parent its approval or recommendation of this Agreement, the Parent Merger and the Alternative Merger, (y) shall approve or recommend any Takeover Proposal or Acquisition Transaction involving the Company or (z) shall resolve to take any of the actions specified in clause (w), (x) or
(y) above;

          (f) by either Parent or the Company, if the required approval and adoption of this Agreement, the Parent Merger and the Alternative Merger by the stockholders of the Company shall not have been obtained at a duly held stockholders meeting called for the purpose of obtaining such approval, including any adjournments or postponements thereof;

          (g) by the Company, in accordance with Section 5.3(b); provided, however, in order for the termination of this Agreement pursuant to this Section
(g) to be deemed effective, the Company shall have complied with all provisions contained in Sections 5.3(a), (b) and (c), including the notice provisions therein, and with applicable requirements of Section 8.2, including the payment of the Company Termination Fee;

          (h) by Parent, if a Share Acquisition Date shall have occurred pursuant to the Company Rights Agreement and, assuming all of the rights issued pursuant thereto shall have been exercised or exchanged for shares of Company Common Stock, the Acquiring Person (as defined in the Company Rights Agreement) would beneficially own (within the meaning of the Parents Rights Agreement) 25% or more of the outstanding shares of Company Common Stock; or

          (i) by the Company, if a Stock Acquisition Date shall have occurred pursuant to the Parent Rights Agreement and, assuming all of the rights issued pursuant thereto shall have been exercised or exchanged for shares of Parent Common Stock, the Acquiring Person (as defined in the Parent Rights Agreement) would beneficially own (within the meaning of the Company Rights Agreement) 25% or more of the outstanding shares of Parent Common Stock.

     Section 8.2 EFFECT OF TERMINATION. (a) (i) In the event that (x) (1) any person shall have made a Takeover Proposal to the Company or to its stockholders after the date hereof and thereafter this Agreement is terminated (i) by either party pursuant to Section 8.1(b) or (ii) by either party pursuant to Section 8.1(f) and (2) within 12 months after the termination of this Agreement any Acquisition Transaction involving the Company shall have been consummated or any Acquisition Agreement with respect to an Acquisition Transaction involving the Company shall have been entered into, (y) this Agreement is terminated by Parent pursuant to
Section 8.1(e) or Section 8.1(h) or (z) this Agreement is terminated by the Company pursuant to Section 8.1(g), then, in any such case, the Company shall in no event later than (i) the date an Acquisition Agreement is entered into with respect to such Acquisition Transaction involving the Company, or if no such agreement is entered into, upon the date of consummation of such Acquisition Transaction involving the Company, in the case of a termination described in clause (x), (ii) two days after such termination, in the case of a termination described in the clause (y) or (iii) concurrently with such termination, in the case of a termination described in clause (z), pay Parent a fee of $150 million (the "COMPANY TERMINATION FEE"), which amount shall be payable by wire transfer of same day funds to a bank account designated by Parent.

               (ii) In the event that (x) any person shall have made a Takeover Proposal to the Company or its stockholders and thereafter this Agreement is terminated by either party pursuant to Section 8.1(b) and within 12 months after such termination any Acquisition Transaction involving the Company shall have been consummated or any Acquisition Agreement with respect to an Acquisition Transaction involving the Company shall have been entered into, or (y) this Agreement is terminated by Parent pursuant to Section 8.1(e) or Section 8.1(h), by either party pursuant to Section 8.1(f) or by the Company pursuant to Section 8.1(g), after any such termination, the Company shall reimburse Parent, promptly after being requested to do so by Parent, for all out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby, including, without limitation, reasonable fees and expenses of accountants, attorneys and financial advisors and reasonable fees and expenses otherwise allocated to the Parent pursuant to Section 6.7, up to an aggregate of $10 million.

          (b) (i) In the event that (x) (1) any person shall have made a Takeover Proposal to Parent or to its stockholders and thereafter this Agreement is terminated by either party pursuant to Section 8.1(b) and (2) within 12 months after the termination of this Agreement any Acquisition Transaction involving Parent shall have been consummated or any Acquisition Agreement with respect to an Acquisition Transaction involving Parent shall have been entered into, or (y) this Agreement is terminated by the Company pursuant to Section 8.1(i), then, in any such case, Parent shall in no event later than (i) the date an Acquisition Agreement is entered into with respect to such Acquisition Transaction involving Parent, or if no such agreement is entered into, upon the date of consummation of such Acquisition Transaction involving Parent in the case of a termination described in clause (x), or (ii) two days after such termination, in the case of a termination described in the clause (y), pay the Company a fee of $150 million (the "PARENT TERMINATION FEE"), which amount shall be payable by wire transfer of same day funds to a bank account designated by the Company.

               (ii) In the event that (x) any person shall have made a Takeover Proposal to Parent or its stockholders and thereafter this Agreement is terminated by either party pursuant to Section 8.1(b) and within 12 months after such termination any Acquisition Transaction involving Parent shall have been consummated or any Acquisition Agreement with respect to an Acquisition Transaction involving Parent shall have been entered into, (y) this Agreement is terminated by the Company pursuant to Section 8.1(i), after any such termination, Parent shall reimburse the Company, promptly after being requested to do so by the Company, for all out-of-pocket costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby, including, without limitation, reasonable fees and expenses of accountants, attorneys and financial advisors and reasonable fees and expenses otherwise allocated to the Company pursuant to Section 6.7, up to an aggregate of $10 million.

          (c) Each of the parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if either party fails to promptly pay the amount due from it pursuant to this Section 8.2, and in order to obtain such payment the other party commences a suit which results in a judgment for the fees and expenses set forth in this Section 8.2, the other party shall pay to the party bringing such suit its costs and expenses (including reasonable attorneys' fees) in connection with such suit.

          (d) In the event of termination of this Agreement pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability (other than as set forth in this Section 8.2) on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for damages resulting from any willful or intentional breach of this Agreement.

     Section 8.3 AMENDMENT. This Agreement may be amended by the parties hereto pursuant to action of their respective Boards of Directors, at any time before or after approval of the matters and transactions contemplated hereby by the stockholders of Parent and the Company and prior to the Effective Time, but after such approvals, no such amendment shall be made which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for such party's benefit contained herein. Any agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer of the party to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

     Section 9.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties, covenants and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that (a) the agreements set forth in Sections 6.9 and 6.10 and such other agreements to be performed in whole or in part after the Effective Time shall survive the Effective Time, and
(b) the agreements set forth in Sections 6.7, 6.8(b), 8.2 and 8.3 and this
Article IX shall survive termination indefinitely.

     Section 9.2 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES OR PRINCIPLES.

     Section 9.3 NOTICES. All notices or other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery, if delivered in person or by telecopy or facsimile (upon confirmation of receipt), (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the seventh business day following the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

           If to the Company:
           William A. Smith, Esq.
           Sonat Inc.
           Amsouth-Sonat Tower
           Birmingham, Alabama  35203
           Telecopy No:  (205) 325-7444

           With a copy to:

           Wachtell, Lipton, Rosen & Katz
           51 West 52nd Street
           New York, New York  10019
           Attention:  Seth Kaplan, Esq.
           Telecopy No.:  (212) 403-2000

           If to Parent:
           Britton White, Jr., Esq.
           El Paso Energy Corporation
           1001 Louisiana
           Houston, Texas  77002
           Telecopy No:  (713) 420-4993

           With a copy to:

           Fried, Frank, Harris, Shriver & Jacobson
           One New York Plaza
           New York, New York  10004
           Attention:  Gary P. Cooperstein, Esq.
                       Warren de Wied, Esq.
           Telecopy No.:  (212) 859-4000

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

     Section 9.4 CERTAIN DEFINITIONS; INTERPRETATION. (a) For purposes of this Agreement, the following terms shall have the following meanings:

               (i) "Company Material Adverse Effect" means any changes in or effects that in the aggregate together with all other changes and effects (x) are materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, or (y) will prevent the Company's consummating the transactions contemplated hereby or materially delay the Company's ability to consummate the transactions contemplated hereby, provided that, in determining whether a Company Material Adverse Effect has occurred, changes or effects relating to the natural gas pipeline industry and/or the oil and gas exploration and production industry and/or any other industry in which the Company or its Subsidiaries are engaged generally or to United States or global economic conditions or financial markets in general, shall not be considered.

               (ii) "Parent Material Adverse Effect" means any changes in or effects that in the aggregate together with all other changes and effects (x) are materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole or (y) will prevent Parent's consummating the transactions contemplated hereby or materially delay Parent's ability to consummate the transactions contemplated hereby, provided that, in determining whether a Parent Material Adverse Effect has occurred, changes or effects relating to the natural gas pipeline industry and/or the oil and gas exploration and production industry and/or any other industry in which Parent or its Subsidiaries are engaged generally or to United States or global economic conditions or financial markets in general, shall not be considered.

               (iii) "AFFILIATE" of a Person means (for all purposes other than Section 6.12 in which Section "affiliate" shall have the meaning designated therein) a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

               (iv) "CONTROL" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

               (v) "KNOWLEDGE" of any party shall mean the actual knowledge of the executive officers of that party.

               (vi) "PERSON" and "PERSON" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

               (vii) "SUBSIDIARY," of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which 50% or more of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

               (viii) "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (b) When a reference is made in this Agreement to Articles, Sections, Disclosure Letters or Exhibits, such reference is to an Article or a Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation."

     Section 9.5 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.6 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

     Section 9.7 ASSIGNMENT; BINDING EFFECT; NO THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of Parent and the Company. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for Section 6.9 (Insurance; Indemnity), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     Section 9.8 ENFORCEMENT. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN

ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT, SUBJECT TO THE NEXT SENTENCE HEREOF, THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF IN ANY COURT OF THE UNITED STATES OR ANY STATE HAVING JURISDICTION, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. EACH OF THE PARTIES HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (II) AGREES THAT IT SHALL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT SHALL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF DELAWARE OR A DELAWARE STATE COURT.

     Section 9.9 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     Section 9.10 ENTIRE AGREEMENT. This Agreement, the Confidentiality Agreement and the Stock Option Agreements constitute the entire agreement between the parties hereto and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                                          SONAT INC.

                                          By:  /s/ Ronald L. Kuehn, Jr.
                                               --------------------------
                                               Name:   Ronald L. Kuehn, Jr.
                                               Title:  Chairman of the Board,
                                                       President and Chief
                                                       Executive Officer

                                          EL PASO ENERGY CORPORATION

                                          By:   /s/ Britton White Jr.
                                                -------------------------
                                                Name:  Britton White Jr.
                                                Title: Executive Vice President

                                                                    EXHIBIT E TO
                                                                   AGREEMENT AND
                                                                  PLAN OF MERGER


                             FORM OF CERTIFICATE OF
                            DESIGNATION, PREFERENCES
                                AND RIGHTS OF THE
                      ___ % SENIOR CUMULATIVE EXCHANGEABLE
                  PREFERRED STOCK OF EL PASO ENERGY CORPORATION

             (Pursuant to Section 151 of the General Corporation
                        Law of the State of Delaware)


            I, _______, [title] of El Paso Energy Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY as follows:

            That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Company (the "Restated Certificate of Incorporation"), the Board of Directors on ____, duly adopted the following resolution creating a series of ____ shares of Preferred Stock designated as ___% Senior Cumulative Exchangeable Preferred Stock:

            RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company in accordance with the provisions of the Restated Certificate of Incorporation, which authorizes 50,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"), the Board of Directors hereby creates a series of preferred stock of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof (in addition to the provisions set forth in the Restated Certificate of Incorporation which are applicable to the preferred stock of all classes and series) as follows:

            SECTION 1. Designation, Rank. This series of preferred stock shall be designated the "__% Senior Cumulative Exchangeable Preferred Stock," with a par value of $.01 per share (the "Preferred Stock"). The Preferred Stock will rank, with respect to dividend rights and rights on liquidation, winding-up and dissolution, (i) senior to all classes of common stock of the Company, as they exist on the date hereof or as such stock may be constituted from time to time (the "Common Stock"), and each other class or series of capital stock established by the Board to the extent the terms of such stock do not expressly provide that it ranks on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution, including the Company's Series A Junior Preferred Stock, par value $.01 per share (collectively, together with the Common Stock, the "Junior Securities"); and
(ii) on a parity with each other class or series of capital stock issued by the Company established by the Board to the extent the terms of such stock expressly provide that it will rank on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Parity Securities"). Shares of additional series of Preferred Stock may be issued from time to time by the Board of Directors, subject to limitations set forth in the Restated Certificate of Incorporation and the resolutions of the Board providing for any such series; provided that the Board may not establish any class or series of capital stock the terms of which provide that such class or series will rank senior to the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution.

            SECTION 2. Authorized Number. The authorized number of shares constituting the Preferred Stock shall initially be [______] shares. Such number of shares may be increased or decreased by resolution of the Board of Directors, provided that no decrease shall reduce the number of shares of the Preferred Stock to a number less than the number of shares then outstanding.

            SECTION 3. Dividends. (a) Dividend Periods and Rates. Dividends on each share of Preferred Stock shall be payable with respect to each quarter beginning on the first day of January, April, July and October of each year and ending on the day immediately prior to the first day of the next succeeding period (each, a "Quarterly Dividend Period"). Dividends shall be payable in cash when, as and if declared by the Board of Directors out of funds of the Company legally available therefor, quarterly in arrears on the first day of January, April, July and October of each year (each a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date following the first issuance of the Preferred Stock. Dividends with respect to each Quarterly Dividend Period will be payable at a per annum rate equal to ____ (the "Rate") [the "Rate" shall be a percentage, to be jointly determined by the financial advisors described in Sections 3.14 and 4.14 of the Merger Agreement, that such financial advisors believe would cause the trading price per Depositary Share on a fully distributed basis after the Effective Time to be as nearly equal as possible to the "Liquidation Preference" (as set forth in the Certificate of Designation) of the fractional interest in a whole share of Parent Preferred Stock that is represented by one Depositary Share. In the event that such financial advisors are unable to agree on the "Rate", the parties shall direct their financial advisors to jointly select a nationally recognized investment bank to determine the "Rate". The determination of such investment bank shall be binding on the parties hereto.] multiplied by the Liquidation Preference (as defined in Section 4) of each such share. Dividends for each full Quarterly Dividend Period will be computed by dividing the Rate by four. Dividends payable for any period less than a full Quarterly Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Each dividend will be payable to holders of record as they appear on the books of the Company at the close of business on a record date, not more than 60 nor less than 15 days before the related Quarterly Dividend Payment Date fixed by the Board. Dividends will be cumulative from the date of original issuance of the Preferred Stock. The Preferred Stock will not entitle the holder thereof to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any accrued and unpaid dividends. Dividends in arrears for any past Quarterly Dividend Periods may be declared and paid at any time without reference to any regular Quarterly Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board.

            (b) Priority. So long as shares of Preferred Stock are outstanding, no dividends may be declared or paid and no funds may be set apart for the payment of dividends or other distributions on any Parity Securities (except dividends on Parity Securities paid in shares of Junior Securities and except dividends paid ratably on the Preferred Stock and all such Parity Securities on which dividends are payable or in arrears in proportion to the total amounts to which holders of all such shares are then entitled) for any period unless the full cumulative dividends on all outstanding shares of Preferred Stock shall have been declared and paid in full for all past Quarterly Dividend Periods. No dividends or other distributions may be paid or declared and set apart for such payment on Junior Securities or Parity Securities (except dividends paid in additional shares of Junior Securities) and no Parity Securities or Junior Securities may be repurchased, redeemed or otherwise retired nor may funds be declared and set apart for payment with respect thereto, nor shall the Company permit any corporation or entity directly or indirectly controlled by the Company to purchase any Parity Securities or Junior Securities, unless, in each case, the full cumulative dividends on all outstanding shares of Preferred Stock shall have been declared and paid in full for all past Quarterly Dividend Periods. Notwithstanding the foregoing, the Company may (i) make redemptions, purchases or other acquisitions of Parity Securities or Junior Securities payable in Junior Securities and (ii) make, pursuant to the Company's Shareholder Rights Plan (the "Plan"), redemptions of Rights (as defined in the
Plan) distributed pursuant to the Plan.

            SECTION 4. Liquidation Rights. The liquidation preference of each share of Preferred Stock shall be $5,000 (the "Liquidation Preference"). In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, after satisfaction of the claims of creditors and before any payment or distribution of assets is made on any Junior Securities, including, without limitation, the Common Stock, the holders of Preferred Stock shall receive an amount equal to the Liquidation Preference of their shares, and shall be entitled to receive an amount equal to all accrued and unpaid dividends through the date of distribution (whether or not declared). If, upon such a voluntary or involuntary liquidation, dissolution or winding-up of the Company, the assets of the Company are insufficient to pay in full the amounts described above as payable with respect to the Preferred Stock, the holders of the Preferred Stock and any Parity Securities will share ratably in any distribution of assets of the Company, first in proportion to their respective liquidation preferences until such preferences are paid in full, and then in proportion to their respective amounts of accrued but unpaid dividends. After payment in full of any such liquidation preference and accrued but unpaid dividends, the Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. For purposes of this Section 4, neither the sale or transfer of all or any part of the assets of the Company, nor the merger or consolidation of the Company into or with any other corporation or a merger of any other corporation with or into the Company, will be deemed to be a liquidation, dissolution or winding-up of the Company.

            SECTION 5. Voting Rights. (a) Except as provided below and as may be required by Delaware law, the holders of Preferred Stock will be entitled to vote together as one class with the holders of Common Stock on all matters submitted for a vote of the Company's stockholders. Each share of Preferred Stock shall entitle the holder thereof to 50 votes.

            (b) (i) If at any time dividends on the Preferred Stock shall be in arrears in an amount equal to six (6) or more quarterly dividends thereon (whether or not consecutive), the occurrence of such contingency shall mark the beginning of a period (herein called a "Default Period") which shall extend until such time when all accrued and unpaid dividends for all previous Quarterly Dividend Periods and for the current Quarterly Dividend Period on all shares of Preferred Stock then outstanding shall have been paid in full. During each Default Period, all holders of Preferred Stock, voting as a class, shall have the right to elect two (2) directors, with each share of Preferred Stock entitling the holder thereof to 50 votes.

                  (ii) So long as any shares of Preferred Stock shall be outstanding, during any Default Period, the voting right described in subsection
(i) above may be exercised initially at a special meeting called pursuant to subsection (iii) below or at any annual meeting of stockholders and thereafter at annual meetings of stockholders. The absence of a quorum of holders of Common Stock (or any class thereof) shall not affect the exercise of such voting rights by the holders of Preferred Stock. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing Default Period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, on the Board as may then exist up to two (2) directors or, if such right is exercised at an annual meeting, to elect two (2) directors. If the number of directors which may be so elected at any special meeting does not amount to the required number of directors, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number of directors. After the holders of the Preferred Stock shall have exercised their right to elect directors in any Default Period and during the continuance of such period, the number of directors on the Board shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any Parity Securities.

                  (iii) Unless the holders of Preferred Stock, if any such shares are then outstanding, have, during an existing Default Period, previously exercised their right to elect directors, the Board may, and upon the request of the holders of record of not less than 25% of the aggregate liquidation preference of Preferred Stock then outstanding, the Board shall, order the calling of a special meeting of holders of Preferred Stock, which meeting shall thereupon be called by the Chairman of the Board or the President and Chief Executive Officer of the Company. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this subsection (iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to such holder at such holder's last address as it appears on the books of the Company. Such meeting shall be called for a date not earlier than 10 days and not later than 60 days after such order or request, or, in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 25% of the aggregate liquidation preference of the Preferred Stock then outstanding. Any holder of the Preferred Stock shall have access to the stock books of the Company for the purpose of causing a meeting of stockholders to be called pursuant to these provisions. Notwithstanding the provisions of this subsection (iii), no such special meeting shall be called during the period within 90 days immediately preceding the date fixed for the next annual meeting of stockholders of the Company.

                  (iv) During any Default Period, the holders of Common Stock, and other classes of stock of the Company, if applicable, shall continue to be entitled to elect all of the directors unless and until the holders of Preferred Stock shall have exercised their right pursuant to this Section 5(b) to elect two (2) directors voting as a class. After the exercise of such right (x) the directors so elected by the holders of Preferred Stock shall continue in office until the earlier of (A) such time as their successors shall have been elected by such holders and (B) the expiration of the Default Period, and (y) any vacancy in the Board with respect to a directorship to be elected pursuant to this Section 5(b) by the holders of Preferred Stock may be filled by vote of the remaining director previously elected by such holders. References in this subsection (b)(iv) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

                  (v) Immediately upon the expiration of a Default Period (and subject to revesting of the rights provided for in this Section 5(b) upon the subsequent occurrence of a Default Period), (x) the right of the holders of Preferred Stock to elect directors pursuant to this Section 5(b) shall cease,
(y) the term of any directors elected by the holders of Preferred Stock pursuant to this Section 5(b) shall terminate, and (z) the number of directors shall be such number as may be provided for in the Restated Certificate of Incorporation or bylaws of the Company irrespective of any increase made pursuant to subsection (ii) of this subsection (b) (such number being subject, however, to subsequent change in any manner provided by law or in the Restated Certificate of Incorporation or bylaws of the Company). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

            (c) Except as set forth herein, holders of Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock or holders of any other class of capital stock as set forth herein) for taking any corporate action.

            SECTION 6. Redemption. (a) On [ ], 20_ [the 21st anniversary of Closing], the Company shall redeem, in cash out of funds legally available therefor, all outstanding shares of Preferred Stock, at the Liquidation Preference thereof plus an amount equal to accrued and unpaid dividends, if any (whether or not declared), up to but excluding such date.

            (b) Notice of redemption of Preferred Stock will be given by (i) first-class mail, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, to each record holder of shares of Preferred Stock to be redeemed at the address of such holder in the books of the Company and (ii) publication in The Wall Street Journal. On the date such notices are mailed, the Company shall issue a press release announcing the redemption. The mailed and published notice shall state, as appropriate: (1) the redemption date and record date for purposes of such redemption; (2) the number of shares of Preferred Stock to be redeemed and, if fewer than all shares of Preferred Stock held by any holder are to be redeemed, the number of shares to be redeemed from such holder; (3) the place or places at which certificates for such shares are to be surrendered; (4) the redemption price; and (5) that dividends on the Preferred Stock to be redeemed shall cease to accrue on such redemption date, except as otherwise provided herein. If a notice of redemption has been given, from and after the specified redemption date (unless the Company defaults in making payment of the redemption price), dividends on the Preferred Stock so called for redemption will cease to accrue, such shares will no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive the redemption price and any dividend due on a Quarterly Dividend Payment Date after the redemption date relating to a dividend record date prior to such redemption date) will cease.

            (c) If, at the time of the mandatory redemption of the outstanding shares of Preferred Stock, the funds of the Company legally available for redemption of such shares of Preferred Stock are insufficient to redeem such shares, those funds legally available shall be used to redeem the maximum possible number of shares, pro rata based upon the number of shares of Preferred Stock to be redeemed from each holder. At any time thereafter when additional funds of the Company become legally available for such purpose, such funds shall immediately be used to redeem any additional shares of Preferred Stock which the Company is obligated to redeem, but which it has not so redeemed.

            SECTION 7. Consolidation, Merger, Etc. In the event that the Company shall consummate any consolidation, merger or similar business combination, pursuant to which the outstanding shares of Common Stock are by operation of law exchanged for or changed, reclassified or converted into stock of any successor or resulting corporation (including the Company), a cash payment or any other property, the shares of Preferred Stock shall, in connection with such consolidation, merger or similar business combination, be assumed by and shall become preferred stock of the Principal Party (as defined below), having, insofar as possible, the same powers, preferences and relative, participating, optional or other special rights (including the redemption rights and the exchange rights provided by Sections 6 and 8 hereof), and the qualifications, limitations or restrictions thereon, that the Preferred Stock had immediately prior to such transaction. "Principal Party" shall refer to the surviving or resulting Person in such consolidation, merger or similar business combination; provided that if such Person is a subsidiary, directly or indirectly, of any other entity, then Principal Party shall refer to the "ultimate parent entity" of such Person as such term is defined in the rules promulgated under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended. As used herein, "Person" means a corporation, partnership, trust, limited liability company or other entity. The Company shall not consummate any such consolidation, merger or similar business combination unless prior thereto the Company and the other party or parties to such transaction shall have provided for the fulfillment of the requirements of this Section 7 in any agreement relating thereto.

            SECTION 8. Exchange.(1) (a) At any time, the Company shall have the right to exchange the outstanding shares of the Preferred Stock, in whole or in part, for shares of Common Stock, subject to the notice provisions set forth below. Within five business days after the surrender of any certificate or certificates for the shares of Preferred Stock being exchanged, the Company shall deliver or cause to be delivered to

--------
(1) The Company will take all actions necessary to ensure that the exchange feature of the Preferred Stock does not affect the listing of the Preferred Stock on the New York Stock Exchange.

the holders of the Preferred Stock, in exchange for each share of Preferred Stock being exchanged (i) the number of shares of Common Stock equal to the Exchange Rate in effect on the applicable Exchange Date, adjusted as provided below, (ii) an amount in cash equal to all accrued and unpaid dividends on such shares of Preferred Stock up to but excluding the applicable Exchange Date and
(iii) if less than all of the shares of Preferred Stock are being exchanged, a new certificate representing the number of shares of Preferred Stock which remains outstanding upon such partial exchange. Such exchange shall be deemed to have been made at the close of business on the applicable Exchange Date so that the rights of the holder thereof as to the shares of Preferred Stock being exchanged shall cease except for the right to receive shares of Common Stock in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

            (b) The "Exchange Rate" for any exchange hereunder shall be determined by dividing $5,000 by the Current Market Price. "Current Market Price" means the average of the daily Closing Prices for the twenty (20) consecutive Trading Dates ending on and including the date immediately preceding the date of publication in The Wall Street Journal of the applicable notice of exchange of Preferred Stock (each, a "Notice Date"), subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such twenty (20) trading day period, and subject to further adjustment as provided in subsection (c) hereof. The term "Closing Price" on any day shall mean the closing sale price regular way (with any relevant due bills attached) of a share of Common Stock on such day, or in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way (with any relevant due bills attached) of a share of Common Stock on such day, in each case on the New York Stock Exchange Consolidated Tape (or any successor composite tape reporting transactions on national securities exchanges), or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading (which shall be the national securities exchange on which the greatest number of shares of Common Stock has been traded during the ten consecutive Trading Dates ending on and including the date immediately preceding the applicable Notice Date) or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices regular way (with any relevant due bills attached) of a share of the Common Stock on the over-the-counter market on the day in question as reported by the National Association of Securities Dealers Automated Quotations System, or a similarly generally accepted reporting service, or if not so available, the market price of a share of Common Stock as determined in good faith by the Board of Directors on the basis of such relevant factors as the Board of Directors in good faith considers appropriate. The term "Trading Date" shall mean a date on which the New York Stock Exchange (or any successor to such Exchange) is open for the transaction of business. The Exchange Rate shall be subject to adjustment from time to time as provided in subsection (c) hereof, but all adjustments to the Exchange Rate shall be calculated to the nearest one one-hundredth of a share of Common Stock.

            (c) (i) In case the Company shall at any time or from time to time after a Notice Date (A) pay a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock, (B) subdivide the outstanding shares of Common Stock, (C) combine the outstanding shares of Common Stock into a smaller number of shares or (D) issue by reclassification of the shares of Common Stock any shares of capital stock of the Company, then, and in each such case, the Exchange Rate applicable with respect to such Notice Date shall be adjusted so that the holder of any shares of Preferred Stock required to be surrendered for exchange on the applicable Exchange Date shall be entitled to receive the number of shares of Common Stock or other securities of the Company which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Preferred Stock been surrendered for exchange immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this clause (i) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

                  (ii) In case the Company shall at any time or from time to time after a Notice Date declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Company or any of its Subsidiaries by way of dividend or spinoff), on its Common Stock, other than dividends or distributions of shares of Common Stock which are referred to in clause (i) of this paragraph (c), and regular quarterly cash dividends on the Common Stock, at such rates as may be fixed by the Board of Directors at any time or from time to time, then, and in each such case, the Exchange Rate applicable with respect to such Notice date shall be adjusted so that the holder of each share of Preferred Stock required to be surrendered on the applicable Exchange Date shall be entitled to receive, upon the exchange thereof, the number of shares of Common Stock determined by multiplying (1) the applicable Exchange Rate on the day immediately prior to the record date fixed for the determination of stockholders entitled to receive such dividend or distribution by (2) a fraction, the numerator of which shall be the Market Price per share of Common Stock as of such date, and the denominator of which shall be such Market Price per share of Common Stock less the Fair Market Value per share of Common Stock of such dividend or distribution.

                  (iii) For purposes of this paragraph (c), the number of shares of

Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Company.

                  (iv) The certificate of any firm of independent public accountants of recognized standing selected by the Board of Directors of the Company (which may be the firm of independent public accountants regularly employed by the Company) shall be presumptively correct for any computation made under this paragraph (c).

                  (v) If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares of Common Stock issuable upon exercise of the right of exchange granted by this paragraph
(c) or in the applicable Exchange Rate shall be required by reason of the taking of such record.

                  (vi) In the event that, as a result of an adjustment made pursuant to this paragraph (c), the holder of any share of Preferred Stock required to be surrendered for exchange shall be entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the applicable Exchange Rate of such other shares so receivable upon conversion of any shares of Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this paragraph (c).

                  (vii) For the purposes of this paragraph (c):

                  "Adjustment Period" shall mean the period of twenty (20) consecutive Trading Dates preceding the date as of which the Fair Market Value or Market Price of any security is to be determined.

                  "Market Price," when used with reference to shares of Common Stock or other securities as of any date, shall mean the average of the daily Closing Prices per share of Common Stock or such other securities for the Adjustment Period.

                  "Fair Market Value" shall mean, as to shares of Common Stock or any other securities of the Company or any other issuer which are publicly traded, the average of the Closing Prices of such shares or securities for each day of the Adjustment Period. The "Fair Market Value" of any security which is not publicly traded or of any other property shall mean the fair value thereof as determined in good faith by the Board of Directors on the basis of such relevant factors as the Board of Directors in good faith considers appropriate.

            (d) Before taking any action which would cause an adjustment to the Exchange Rate that would cause the Company to issue shares of Common Stock for consideration below the then par value (if any) of the Common Stock upon exchange of the Preferred Stock, the Company will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at the Exchange Rate.

            (e) Notice of exchange of Preferred Stock will be given by (i) first-class mail, not less than 20 nor more than 60 days prior to the date fixed for exchange thereof, to each record holder of shares of Preferred Stock at the address of such holder in the books of the Company and (ii) publication in The Wall Street Journal. On the date such notices are mailed the Company shall issue a press release announcing the exchange. The mailed and published notice shall state, as appropriate: (1) the Exchange Date for the shares of Preferred Stock to be exchanged (the "Exchange Date") and record date for purposes of such exchange; (2) the number of shares of Preferred Stock to be exchanged and, if fewer than all shares of Preferred Stock held by any holder are to be exchanged, the number of shares of such holder to be exchanged; (3) the place or places at which certificates for shares of Preferred Stock are to be surrendered, and (4) that dividends on the Preferred Stock to be exchanged shall cease to accrue on the applicable Exchange Date, except as otherwise provided herein. From and after the applicable Exchange Date (unless the Company defaults in delivery of the shares of Common Stock to be exchanged for Preferred Stock, or any cash with respect to accrued and unpaid dividends up to the applicable Exchange Date, in which event the exchange shall be null and void as to all shares of Preferred Stock), dividends on the Preferred Stock to be exchanged on such Exchange Date will cease to accrue, such shares will no longer be deemed to be outstanding, and all rights of the holders thereof with respect to such shares (except the right to receive shares of Common Stock in exchange therefor and any dividends due on a Quarterly Dividend Payment Date after the applicable Exchange Date relating to a dividend record date prior to the Exchange Date) will cease.

            (f) Each holder of shares of Preferred Stock to be exchanged shall surrender the certificates evidencing such shares (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state) to the Company at the place designated in the notice of such exchange and shall thereupon be entitled to receive certificates evidencing shares of Common Stock and to receive any other funds payable pursuant to this
Section 8 upon such surrender and following the applicable Exchange Date.

            (g) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the exchange of any shares of Preferred Stock. In lieu of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the exchange of a share of Preferred Stock, the Company shall, at its election, either

(i) sell such fractional share, as agent for the person entitled thereto, and distribute the proceeds of such sale, net of any discounts, commissions, fees or expenses associated with such sale, to such person, all in accordance with applicable rules under the Securities Act of 1933, as amended, or (ii) pay to the holder entitled thereto an amount in cash (computed to the nearest cent) equal to the current value such fraction represents of the Market Price, or
(iii) round such fractional share otherwise issuable to any holder up to the nearest whole number of shares of Common Stock. If more than one share shall be surrendered for exchange by the same holder, the number of full shares of Common Stock issuable to such holder upon exchange thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered by such holder.

            SECTION 9. Status of Reacquired Shares. If shares of Preferred Stock are redeemed pursuant to Section 6 or exchanged pursuant to Section 8, the shares so reacquired shall, upon compliance with any statutory requirements, assume the status of authorized but unissued shares of preferred stock of the Company, but may not be reissued as Preferred Stock.

            SECTION 10. Amendment. The Restated Certificate of Incorporation of the Company shall not be amended in any manner which would alter or change the powers, preferences or special rights of the shares of Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Preferred Stock, voting together as a single class, the holder of each such share being entitled to 50 votes.

            SECTION 11. Preemptive Rights. The Preferred Stock does not entitle the holders thereof to any preemptive or subscription rights in respect of any securities of the Company.

            SECTION 12. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

            IN WITNESS WHEREOF, El Paso Energy Corporation has caused this Certificate of Designation to be duly executed by its duly authorized officer and attested by its Secretary this __ day of ______, _____.